As filed with the Securities and Exchange Commission on December 12, 2013

Registration Statement No. 333-192266

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

 Amendment No. 1
to
FORM S-11
_____________________

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
_____________________

ZAIS FINANCIAL CORP.
(Exact name of registrant as specified in its governing instruments)
_____________________

ZAIS Financial Corp.
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701-1106
(732) 978-7518
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
_____________________

(Name, Address, including Zip Code, and Telephone Number,	With a copy to:
including Area Code, of Agent for Service)

Michael Szymanski	Jay L. Bernstein, Esq.
Chief Executive Officer and President	Clifford Chance US LLP
ZAIS Financial Corp.	31 West 52nd Street
Two Bridge Avenue, Suite 322	New York, New York 10019
Red Bank, New Jersey 07701-1106	Tel (212) 878-8000
(732) 978-7518	Fax (212) 878-8375
_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:     ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 12, 2013

3,247,800 Shares

Common Stock

This prospectus relates to the offer and resale from time to time of up to 3,247,800 shares of ZAIS Financial Corp.’s common stock, $0.0001 par value per share, by the selling stockholders identified in this prospectus or in supplements to this prospectus. Of these 3,247,800 shares of common stock, 926,914 shares represent common stock that may be issued in exchange for units in our operating partnership (or OP units). See “Principal and Selling Stockholders.” The shares of our common stock and the OP units in our operating partnership were issued to the selling stockholders in connection with certain transactions (including our formation transactions) prior to our initial public offering. This prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are filing the registration statement pursuant to contractual obligations that exist with certain of the selling stockholders.

We are not offering for sale any shares of our common stock in the registration statement of which this prospectus is a part. We will receive no proceeds from any sale of shares by the selling stockholders, but will incur expenses in connection with the registration of these shares. See “Principal and Selling Stockholders” and “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange (or the NYSE) under the symbol “ZFC.” On December 10, 2013, the closing sale price of our common stock on the NYSE was $17.10 per share.

The selling stockholders identified in this prospectus from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus. Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

Investing in shares of our common stock involves risks. You should carefully read the risk factors described in our Securities and Exchange Commission filings, including those described under “Risk Factors” beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2012, before investing in our shares.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_______________

The date of this prospectus is                  , 2013

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or post-effective amendment, if required. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We and the selling stockholders are not making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus, any accompanying prospectus supplement or post-effective amendment, if required, and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

- i -

PROSPECTUS SUMMARY

     This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to ZAIS Financial Corp., a Maryland corporation, together with its consolidated subsidiaries; and references in this prospectus to “our Operating Partnership” refer to ZAIS Financial Partners, L.P., a Delaware limited partnership.

Overview

     We are a Maryland corporation that primarily invests in, finances and manages performing and re-performing residential mortgage loans. We also invest in, finance and manage residential mortgage-backed securities (or RMBS) that are not issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (or Fannie Mae), or the Federal Home Loan Mortgage Corporation (or Freddie Mac), or an agency of the U.S. Government, such as the Government National Mortgage Association (or Ginnie Mae) (or non-Agency RMBS), and RMBS that are issued or guaranteed by a federally chartered corporation or a U.S. Government agency (or Agency RMBS). Our RMBS strategy focuses on non-Agency RMBS with an emphasis on securities that, when originally issued, were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations. We also have the discretion to invest in Agency RMBS (including exposure to Agency RMBS through To-Be-Announced (or TBA) contracts) and other real estate-related and financial assets, mortgage servicing rights (or MSRs), interest only strips created from RMBS (or IOs), commercial mortgage-backed securities (or CMBS) and asset-backed securities (or ABS). We refer collectively to the assets we target for acquisition as our target assets.

     Our income is generated primarily by the net spread between the income we earn on our assets and the cost of our financing and hedging activities. Our objective is to provide attractive risk-adjusted returns to our stockholders, primarily through quarterly distributions and secondarily through capital appreciation.

     We are externally managed and advised by ZAIS REIT Management, LLC (or our Advisor), a subsidiary of ZAIS Group, LLC (or ZAIS). ZAIS was established in 1997 and is an investment adviser registered with the U.S. Securities and Exchange Commission (or SEC) specializing in structured credit, including residential whole loans, RMBS and ABS. ZAIS has built long-term relationships with a global investor base, including public and private pension funds, endowment/foundations, insurance companies, family offices, fund of funds, sovereign wealth funds and investment advisors. ZAIS possesses a comprehensive analytics and technology infrastructure, credit modeling, loan and securities valuation, loan data management and servicing oversight capabilities and significant structuring and securitization experience. ZAIS is the managing member of our Advisor and ZAIS and its employees support our Advisor in providing services to us pursuant to the terms of a shared facilities and services agreement between ZAIS and our Advisor. We rely on our Advisor and ZAIS to provide or obtain, on our behalf, the personnel and services necessary for us to conduct our business because we have no employees of our own.

     We completed our formation transaction and commenced operations on July 29, 2011. The formation transaction involved the exchange by investors in two funds managed by ZAIS, namely the Matrix VI series of funds (or the Matrix VI Funds), of cash and RMBS assets for an aggregate of 3,022,617 shares of our common stock. We received approximately $60.5 million in this transaction, including $8.65 million from certain current and former employees of ZAIS and relatives of such persons as well as current and former members and owners of ZAIS (or the ZAIS Parties) and deployed the cash together with additional borrowings to build a diversified portfolio of RMBS assets.

     On February 13, 2013, we successfully completed our initial public offering (or the IPO), pursuant to which we sold 5,650,000 shares of our common stock to the public at a price of $21.25 per share for gross proceeds of $120.1 million. In connection with the IPO, our Advisor paid an underwriting fee of $6.3 million. We did not pay any underwriting fees, discounts or commissions in connection with the IPO above those paid by our Advisor. Net proceeds after the payment of offering costs of approximately $1.2 million were $118.9 million.

     We have elected to be taxed as a real estate investment trust (or REIT) for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2011. We are organized in a traditional umbrella partnership real estate investment trust (or UpREIT) format pursuant to which we serve as the general partner of, and conduct substantially all of our business through, our Operating Partnership subsidiary, ZAIS Financial Partners, L.P., a Delaware limited partnership. We also expect to operate our business so that we are not required to register as an investment company under the Investment Company Act of 1940, as amended.

Our Corporate Information

     Our principal executive offices are located at Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106. Our telephone number is (732) 978-7518.

RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which are incorporated herein by reference, in addition to the other information contained in this prospectus, in a prospectus supplement or a post-effective amendment, if required, or incorporated by reference herein, before purchasing any of our common stock. Any of these risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

FORWARD-LOOKING STATEMENTS

     This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act) and such statements are intended to be covered by the safe harbor provided by the same. These forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should” and “would” or the negative of these terms or other comparable terminology. Statements regarding the following subjects, among others, are forward-looking by their nature:

  our investment objectives and business strategy;

  our ability to obtain future financing arrangements;

  our expected leverage;

  our expected investments and asset allocations;

  estimates or statements relating to, and our ability to make, future distributions;

  our ability to compete in the marketplace;

  our ability to acquire the assets we target and achieve risk adjusted returns;

  our ability to borrow funds at favorable rates;

  market, industry and economic trends;

  recent market developments and actions taken and to be taken by the U.S. Government, the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, the Federal Depositary Insurance Corporation, Fannie Mae, Freddie Mac, Ginnie Mae and the SEC;

  mortgage loan modification programs and future legislative actions;

  our ability to maintain our qualification as a REIT;

  our ability to maintain our exclusion from qualification under the Investment Company Act of 1940, as amended (or 1940 Act);

  projected capital and operating expenditures;

  availability of qualified personnel;

  prepayment rates; and

  projected default rates.

     Our beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If any such change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in, or implied by, our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

  the factors referenced in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, including those set forth under “Risk Factors” in each such report, and the factors described in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”;

  general volatility of the capital markets;

  changes in our investment objectives and business strategy;

  the availability, terms and deployment of capital;

  the availability of suitable investment opportunities;

  our dependence on our Advisor and our ability to find a suitable replacement if we or our Advisor were to terminate the investment advisory agreement that we have entered into with our Advisor;

  changes in our assets, interest rates or the general economy;

   increased rates of default and/or decreased recovery rates on our investments;

  changes in interest rates, interest rate spreads, the yield curve or prepayment rates;

  changes in prepayments of our assets;

  limitations on our business as a result of our qualification as a REIT; and

  the degree and nature of our competition, including competition for RMBS, residential mortgage loans or its other target assets.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not rely on these forward-looking statements, which apply only as of the date of this prospectus. We are not obligated, and do not intend, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

     We will not receive any of the proceeds from sales of common stock by the selling stockholders. We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of our common stock being registered hereby, including, without limitation, SEC, stock exchange or Financial Industry Regulatory Authority (or FINRA) registration and filing fees, word processing and printing expenses, fees and disbursements of our counsel and our accountants, fees and expenses of our transfer agent, any escrow agent or custodian, reasonable fees and disbursements of one firm of selling stockholders’ counsel, the reasonable fees and disbursements for such counsel or for any underwriters’ counsel in connection with blue sky qualification and filings with FINRA, the fees and disbursements of the underwriters customarily required to be paid by the issuers or sellers of securities, and the fees and expenses of any special experts retained by us in connection with the preparation of the registration statement of which this prospectus forms a part. The selling stockholders will pay underwriting discounts, commissions, and transfer taxes, if any, attributable to the sale of the shares registered hereby, and the fees and disbursements of any other counsel to the selling stockholders, except in connection with blue sky qualifications and filings with FINRA.

DISTRIBUTION POLICY

     We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2011. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains and determined without regard to the dividends paid deduction, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income.

     To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions to holders of common stock out of legally available funds.

     Our current policy is to pay quarterly distributions which, on an annual basis, will equal all or substantially all of our net taxable income. In certain cases, due to differences in timing between the inclusion of income and the receipt of cash with respect to certain assets, we may be required to borrow or make a taxable stock distribution to our stockholders in order to satisfy the distribution requirement. We intend to declare dividends quarterly not later than 45 days following the end of each quarter. Any distributions we make will be at the discretion of our board of directors (or our Board) and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our Board deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see “Risk Factors” referenced in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

     On May 1, 2012, we declared a cash dividend of $0.51 per share of common stock. The common stock dividend was paid on May 15, 2012 to stockholders of record as of the close of business on May 1, 2012.

     On June 5, 2012, we declared a cash dividend of $0.57 per share of common stock. The common stock dividend was paid on June 21, 2012 to stockholders of record as of the close of business on June 5, 2012.

     On October 22, 2012, we declared a cash dividend of $0.89 per share of common stock and OP unit. The dividend was paid on October 29, 2012 to stockholders and OP unit holders of record as of the close of business on October 22, 2012.

     On November 29, 2012, we declared a cash dividend of $0.98 per share of common stock and OP unit. The dividend was paid on December 6, 2012 to stockholders and OP unit holders of record as of the close of business on November 29, 2012.

     On December 19, 2012, we declared a cash dividend of $1.16 per share of common stock and OP unit. The dividend was paid on December 26, 2012 to stockholders and OP unit holders of record as of the close of business on December 19, 2012.

     On May 14, 2013, we declared a cash dividend of $0.22 per share of common stock and OP unit. The dividend was paid on May 31, 2013 to stockholders and OP unit holders of record as of the close of business on May 24, 2013.

     On June 25, 2013, we declared a cash dividend of $0.45 per share of common stock and OP unit. The dividend was paid on July 23, 2013 to stockholders and OP unit holders of record as of the close of business on July 9, 2013.

     On September 18, 2013, we declared a cash dividend of $0.50 per share of common stock and OP unit. The dividend was paid on October 11, 2013 to stockholders and OP unit holders of record as of the close of business on September 30, 2013.

     As of September 30, 2013, we had undistributed taxable income of approximately $1.07 per share primarily attributable to the termination of interest rate swap contracts during the quarter ended September 30, 2013. While we intend to distribute all or substantially all of our taxable income through dividends declared on or prior to December 31, 2013, no assurances can be given as to the amount of such distribution as certain events and expenses will impact the amount of such distributions.

     We anticipate that REIT distributions generally will be taxable as ordinary income to our stockholders. A portion of such distributions may be designated by us as qualified dividend income or capital gains or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, qualified dividend income, capital gains or return of capital. For more information, see “U.S. Federal Income Tax Considerations.”

     Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Internal Revenue Code of 1986, as amended (or the Internal Revenue Code), and we may be required to sell assets or borrow funds to make cash distributions, make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We will generally not be required to make distributions with respect to activities conducted through ZAIS I TRS, Inc. (or ZAIS I TRS), ZFC Trust TRS I, LLC (or ZFC Trust TRS), and any other domestic taxable REIT subsidiary (or TRS) that we form. For more information, see “U.S. Federal Income Tax Considerations—Taxation of Our Company—Taxation of Taxable U.S. Stockholders.”

MARKET PRICE OF OUR COMMON STOCK

Market Information

     Our common stock began trading on the New York Stock Exchange on February 8, 2013 under the symbol “ZFC.” Prior to that time, there was no public trading market for our common stock. On December 10, 2013, the last sales price for our common stock on the NYSE was $17.10 per share. The following table presents the high and low sales prices per share of our common stock during each calendar quarter since we commenced trading on the NYSE on February 8, 2013 until September 30, 2013 and for the period October 1, 2013 through December 10, 2013:

Period:	High	Low
October 1, 2013 through December 10, 2013	$18.38	$16.33
July 1, 2013 through September 30, 2013	$18.60	$15.51
April 1, 2013 through June 30, 2013	$21.00	$16.50
February 8, 2013 through March 31, 2013	$20.90	$19.45

Holders

     As of December 9, 2013, we had 42 record holders of our common stock. The 42 holders of record include Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of the beneficial owners of our common stock. Such information was obtained through our registrar and transfer agent.

SELECTED FINANCIAL DATA

     The section “Selected Financial Data” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and the section “Financial Statements” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 are incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The section “Management's Discussion and Analysis of Financial Condition and Results of Operation” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and the section “Management's Discussion and Analysis of Financial Condition and Results of Operation” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 are incorporated herein by reference.

PRINCIPAL AND SELLING STOCKHOLDERS

     The selling stockholders or their transferees, assignees or other successors in interest who we collectively refer to in this prospectus as “selling stockholders,” may from time to time offer and sell any and all of the common stock offered under this prospectus. This prospectus covers the resale of (1) 2,320,886 shares of common stock issued in connection with certain transactions (including our formation transactions) prior to our IPO, and (2) 926,914 shares of common stock issuable upon exchange of OP units issued in connection with certain transactions prior to our IPO, which are exchangeable on a one-for-one basis into cash or, at our option, shares of our common stock.

     Each stockholder that sells shares of common stock pursuant to this prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of our common stock may be deemed to be underwriting commissions or discounts under the Securities Act.

     The following table names certain stockholders who may sell shares pursuant to this prospectus and presents certain information with respect to beneficial ownership of our shares. The information presented regarding the selling stockholders is based upon representations made by the selling stockholders to us. We do not know which (if any) of the stockholders named below actually will offer to sell shares pursuant to this prospectus, or the number of shares that each of them will offer.

     Because the selling stockholders may offer all, some or none of the shares of the common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of the offering to which this prospectus relates. The following table has been prepared assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us pursuant to this prospectus and do not acquire nor dispose of any additional shares of stock, or right to purchase other shares, of our common stock after the date on which they provided the information set forth in the table below. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of our common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

     The following table also sets forth information as of December 10, 2013 regarding the beneficial ownership of our common stock by (i) each person known to us to be the beneficial owner of 5% or more of our outstanding common stock, (ii) our named executive officers, (iii) our directors and (iv) all of our directors and executive officers as a group. Certain of our named executive officers and directors are also selling stockholders.

     Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 7,970,886 shares of the Company’s common stock outstanding as of December 10, 2013, unless otherwise specified.

     Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. The business address of the named executive officers and directors listed below is the address of the Company’s principal executive office, Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106.

				Percentage
	Shares Beneficially Owned			Beneficial
	as of December 10, 2013		Shares	Ownership
			Being	After
Name	Number	Percent(1)	Registered	Offering(1)
Named Executive Officers and Directors:
Christian Zugel(2)	159,481	1.99%	119,481	*
Michael Szymanski(3)	22,646	*	11,246	*
Denise Crowley(4)	11,437	*	6,437	*
Paul McDade(5)	5,900	*	900	*
Brian Hargrave	6,499	*	4,499	*
Nisha Motani(6)	1,274	*	–	*
Daniel Mudge	3,000	*	–	*
Marran Ogilvie	3,150	*	–	*
Eric Reimer	9,500	*	–	*
James Zinn(7)	3,200	*	–	*
All directors, executive officers as a group (10 persons)	226,087	2.82%	142,563	1.04%
5% or Greater Beneficial Owners:
Entities Affiliated with Jerome Kohlberg(8)	422,562	5.30%	422,562	*
Entities Affiliated with OP-Pohjola Bank Group(9)	527,119	6.61%	527,119	*
Lighthouse (MAP 162 Segregated Portfolio) (10)	893,256	10.08%	893,256	*
Pine River Capital Management L.P. (11)	945,751	10.61%	–	10.61%
Other Selling Stockholders:
Bruce Lakefield	89,984	1.13%	44,984	*
Charles Glenn Boyd(12)	11,182	*	11,182	*
Christopher G. Kelly Jr.	32,061	*	15,227	*
Eccles Management Company LLC(13)	122,277	1.53%	122,277	*
Horst Lothar Stroka	32,481	*	22,181	*
Jack Warren Gaston	20,951	*	20,951	*
Karen K. Davis(14)	271,728	3.41%	271,728	*
Kenneth J. Harmonay(15)	11,166	*	11,166	*
Laureen Lim	22,492	*	22,492	*
NK 1996 Charitable Lead Trust, c/o Kisco Office Services Corp(16)	44,641	*	44,641	*
NTC & Co. FBO Donald Macdonald	28,477	*	28,477	*
Varma Mutual Pension Insurance Company(17)	249,855	3.13%	249,855	*
Waterville Partners LP(18)	321,830	4.04%	321,830	*
All other selling stockholders as a group(19)	76,309	*	75,309	*
____________________
*	Represents beneficial ownership of less than 1%.

(1)	As of December 11, 2013, we have 11,918,947 shares of common stock outstanding on a fully diluted basis, which are comprised of (i) 7,970,886 shares of common stock, (ii) 926,914 OP units, which are exchangeable on a one-for-one basis into cash or, at our option, for shares of our common stock, and (iii) 3,021,147 shares that can be issued in exchange for $57.5 million in aggregate principal amount of our Operating Partnership's 8.0% Exchangeable Senior Notes due 2016. The Notes (as defined herein) are exchangeable for shares of our common stock or, to the extent necessary to satisfy NYSE listing requirements, cash, at an initial exchange rate of 52.5417 shares of common stock for each $1,000 aggregate principal amount of the Notes, subject to adjustment and other limitations under certain circumstances. For additional information, see "Stock Eligible for Future Sale." Share amounts for all persons assume that all OP units or Notes held by the person are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating these percentages assumes that none of the OP units or Notes held by other persons are exchanged for shares of our common stock.
(2)	This amount is comprised of 125,823 shares of our common stock and 33,658 OP units held by Mr. Zugel, his spouse and through various trusts, the trustees of which have sole voting and investment power with respect to shares of our common stock or OP units held by them. Mr. Zugel does not serve as trustee of these trusts and disclaims beneficial ownership over the 65,842 shares of our common stock or OP units held by them.
(3)	The shares of common stock are held jointly by Mr. Szymanski and his spouse.
(4)	This amount includes shares of common stock held through the accounts of DC DE LLC. Denise Crowley is the manager of DCDE LLC, and, as such, has sole voting and dispositive power with respect to the shares.
(5)	Includes 5,000 shares of common stock held jointly by Mr. McDade and his spouse.
(6)	Includes 80 shares of common stock held by Ms. Motani’s spouse.
(7)	The shares of common stock are held jointly by Mr. Zinn and his spouse.
(8)	Includes 10,895 shares of common stock held of record by Kisco Tax Exempt Investors LLC, 329,954 shares of common stock held of record by the Jerome Kohlberg Revocable Trust, and 81,713 shares of common stock held of record by Kohlberg Foundation Inc. Mr. Kohlberg exercises shared voting and dispositive control over these shares and, while he does not have a pecuniary interest in these shares, he may be deemed to be their beneficial owner. The business address of Jerome Kohlberg, Kisco Tax Exempt Investors LLC, Jerome Kohlberg Revocable Trust and Kohlberg Foundation Inc. is c/o Kisco Office Services Corp., 111 Radio Circle, Mt. Kisco, NY 10549.
(9)	Includes 39,619 shares of common stock held of record by OP Bank Group Mutual Insurance Company, 162,500 shares of common stock held of record by OP Bank Group Pension Foundation, and 325,000 shares of common stock held of record by OP Bank Group Pension Fund. OP-Pohjola Bank Group has arranged its statutory and supplementary pension schemes through OP Bank Group Pension Fund and OP Bank Group Pension Foundation and may be deemed to be the beneficial owner of the shares of common stock held of record by them. OP Bank Group Mutual Insurance Company is OP-Pohjola Bank Group’s internal insurance company, which forms part of the Group’s internal risk management system. The business address of OP-Pohjola Bank Group, OP Bank Group Mutual Insurance Company, OP Bank Group Pension Foundation and OP Bank Group Pension Fund is Teollisuuskatu 1 aA, Helsinki, Finland 00510.
(10)	Robert P. Swan is Director of LMA SPC, and Vice President, Secretary and Treasurer of Lighthouse Investment Partners, LLC. Lighthouse Investment Partners, LLC will exercise sole voting and dispositive control over shares of common stock issued upon exchange of OP units held of record by Lighthouse (MAP 162 Segregated Portfolio), a segregated portfolio of LMA SPC.
(11)	Brian Taylor is the sole member of Pine River Capital Management LLC, the general partner of Pine River Capital Management L.P. Pine River Capital Management LLC will, upon exchange of Notes held by Pine River Capital Management, exercise shared voting and dispositive power over 945,751 shares of common stock beneficially owned by Pine River Capital Management L.P. by virtue of ownership of Notes, which are exchangeable for shares of common stock at an initial exchange rate of 52.5417 shares of common stock for each $1,000 aggregate principal amount of the Notes, subject to adjustment and other limitations under certain circumstances.
(12)	Mr. Boyd is an employee of ZAIS, the parent of the Advisor.
(13)	A. C. Greer is a manager of Eccles Management Company LLC. Mr. Greer and Pamela Kohlberg exercise shared voting and dispositive power over the shares of our common stock held of record by Eccles Management Company LLC.
(14)	Includes 213,500 shares of our common stock held of record by Petersham Associates LP, the general partner of which is Petersham General Inc. Ms. Davis and her spouse are the owners of Petersham General Inc. and exercise shared voting and dispositive control over shares held of record by Petersham Associates LP.
(15)	Mr. Harmonay is an employee of ZAIS, the parent of the Advisor.
(16)	Peter Pucloski and Richard Murphy are trustees of and exercise shared voting and dispositive control over shares of common stock held of record by NK 1996 Charitable Lead Trust.
(17)	Varma Mutual Pension Insurance Company is a mutual pension insurance company under the laws of Finland. Jakko Matilainen and Risto Autio serve as director of Hedge Funds and director of Private Equity, respectively, for Varma Mutual Pension Insurance Company.
(18)	Frank E. Walsh III, Meghan W. Cioffi and Jeffrey R. Walsh are managers of Jupiter Capital Management Partners, LLC, the general partner of Waterville Partners LP, which exercises sole voting or dispositive power over shares of common stock held of record by Waterville Partners LP.
(19)	Includes shares owned by the selling stockholders other than those named in the table that in the aggregate beneficially own less than 1.0% of our common stock as of December 10, 2013. None of such selling stockholders are affiliated with broker–dealers. Certain of these selling stockholders are employees of ZAIS, the parent of the Advisor.

OUR ADVISOR AND THE INVESTMENT ADVISORY AGREEMENT

General

     Our Advisor is responsible for our investment strategies and decisions and our day-to-day operations, subject to the supervision and oversight of our Board. ZAIS is the Managing Member of our Advisor and ZAIS and its employees support our Advisor in providing services to us pursuant to the terms of a shared facilities and services agreement between ZAIS and our Advisor. We rely on our Advisor and ZAIS to provide or obtain on our behalf the personnel and services necessary for us to conduct our business, and we have no employees of our own. All of our officers and directors are also employees of ZAIS and its affiliates. The executive offices of our Advisor are located at Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, and the telephone number of our Advisor’s executive offices is (732) 978-7518.

Key Personnel of ZAIS and Our Advisor

     The following table sets forth certain information with respect to each of the key personnel of ZAIS and our Advisor who are primarily responsible for making investments in our target assets and operating our company:

Name	Age	Position Held with Our Advisor	Position Held with ZAIS
Christian Zugel	53	Chairman of Investment Committee	Founder, Managing Member and Chief Investment Officer
Michael Szymanski	47	Chief Executive Officer, Investment Committee member	President
Brian Hargrave	44	Chief Investment Officer, Investment Committee member	Portfolio Manager
Paul McDade	49	Chief Financial Officer	Chief Financial Officer
Denise Crowley	40	Portfolio Manager, Investment Committee member	Portfolio Manager
Rick Nicklas	49	Portfolio Manager, Investment Committee member	Portfolio Manager and Head of Relative Value
Glenn Boyd	52	Chief Investment Strategist, Investment Committee member	Chief Investment Strategist and Portfolio Manager

Biographical Information

     Set forth below is biographical information for the key personnel of ZAIS. The section “Directors, Executive Officers and Corporate Governance” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 contains biographical information for Messrs. Zugel, Szymanski, Hargrave and McDade, and Ms. Crowley, and is incorporated herein by reference.

Rick Nicklas

     Mr. Nicklas currently serves as a Portfolio Manager at ZAIS. Mr. Nicklas also serves as Portfolio Manager of our Advisor and a member of our Advisor’s investment committee. Mr. Nicklas has over 15 years of experience in the U.S. Structured Securities market. Prior to joining ZAIS in August of 2008, Mr. Nicklas spent eight years with Lehman Brothers where he was a Senior Vice President trading non-Agency mortgage-backed securities with a particular focus on credit. Prior to Lehman, Mr. Nicklas spent seven years at Donaldson, Lufkin & Jenrette trading both the senior and subordinate parts of the capital structure in the residential mortgage space. Mr. Nicklas received an M.B.A. from The Wharton School at The University of Pennsylvania and a B.S. from the University of Virginia.

Glenn Boyd

     Mr. Boyd currently serves as Chief Investment Strategist of ZAIS and is responsible for mortgage, consumer, and corporate credit research, ranging from modeling to investment strategies. Mr. Boyd additionally serves as a Portfolio Manager for agency mortgage-backed security derivatives and pass-throughs. Mr. Boyd also serves as Chief Investment Strategist at our Advisor and a member of our Advisor’s investment committee. He joined ZAIS in June of 2010, following five years at Barclays Capital. His roles at Barclays Capital included Co-Head of Fixed Income Research and Head of Securitized Products Strategy, encompassing products such as non-agency RMBS, CMBS, consumer ABS, agency RMBS, and interest rates. Previously, Mr. Boyd worked in agency and non-agency MBS research roles at Paine Webber/UBS and Credit Suisse. He holds a B.S. from SUNY Stony Brook, and a Ph.D. in physics from the California Institute of Technology.

Investment Committee

     Our Advisor has an investment committee whose role will be to oversee our asset acquisition and financing strategies as well as compliance with our guidelines. The investment committee is comprised of Christian Zugel, Denise Crowley, Michael Szymanski, Rick Nicklas, Brian Hargrave and Glenn Boyd. The investment committee will meet as frequently as it believes is necessary but at least quarterly.

Investment Advisory Agreement

     We have entered into an Investment Advisory Agreement with our Advisor pursuant to which it provides for the day-to-day management of our operations.

     The Investment Advisory Agreement requires our Advisor to manage our business affairs in conformity with the policies and the guidelines that are approved and monitored by our Board. Our Advisor’s role as manager is under the supervision and direction of our Board. Our Advisor is responsible for, among other responsibilities, (i) the selection, purchase and sale of our portfolio of assets, (ii) our financing activities, and (iii) providing us with advisory services. Our Advisor is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our and our subsidiaries’ assets and operations as may be appropriate, which may include, without limitation, the following:

     (i) forming the investment committee, which will propose guidelines to be approved by a majority of our independent directors;

     (ii) serving as our consultant with respect to the periodic review of the guidelines and other parameters for our assets, financing activities and operations, any modifications to which will be approved by a majority of our independent directors, and other policies for approval by our Board;

     (iii) providing us with portfolio management;

     (iv) investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of assets consistent with our guidelines;

     (v) with respect to prospective purchases, sales or exchanges of assets, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

     (vi) advising us on and negotiating and entering into, on our behalf, repurchase agreements, interest rate swap agreements and other hedging instruments, and all other agreements and instruments required for us to conduct our business;

     (vii) engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our assets (or potential assets);

     (viii) coordinating and managing operations of any co-investment interests or joint venture held by us and conducting all matters with the co-investment partners or joint venture;

     (ix) providing executive and administrative personnel, office space and office services required in rendering services to us;

     (x) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Advisor and our Board, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

     (xi) communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy any reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

     (xii) counseling us in connection with policy decisions to be made by our Board;

     (xiii) evaluating and recommending to our Board hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with our guidelines;

     (xiv) counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

     (xv) counseling us regarding the maintenance of our exemption and our subsidiaries’ exemptions from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause us and our subsidiaries to maintain such exemptions from such status;

     (xvi) assisting us in developing criteria for asset purchase commitments that are specifically tailored to our objectives and strategies and making available to us its knowledge and experience with respect to our target assets, other real estate-related assets and non-real estate-related assets;

     (xvii) furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Advisor;

     (xviii) monitoring the operating performance of our assets and providing periodic reports with respect thereto to our Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

     (xix) deploying and redeploying any moneys and securities of ours (including acquiring short-term assets pending the acquisition of other assets, payment of fees, costs and expenses, or payments of dividends to our stockholders) and advising us as to our capital structure and capital raising;

     (xx) assisting us in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

     (xxi) assisting us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

     (xxii) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by any securities exchange requirements;

     (xxiii) assisting us in taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Internal Revenue Code applicable to REITs;

     (xxiv) placing, or arranging for the placement of, all orders pursuant to our Advisor’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

     (xxv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on our behalf in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Advisor or its affiliates), subject to such limitations or parameters as may be imposed from time to time by our Board;

     (xxvi) using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our Board from time to time;

     (xxvii) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

     (xxviii) advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

     (xxix) performing such other services as may be required from time to time for management and other activities relating to our assets and business as our Board shall reasonably request or our Advisor shall deem appropriate under the particular circumstances; and

     (xxx) using commercially reasonable efforts to cause us to comply with all applicable laws.

     Pursuant to the Investment Advisory Agreement, our Advisor does not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our Board in following or declining to follow its advice or recommendations. Our Advisor, its officers, stockholders, members, managers, partners, directors and personnel, any person controlling or controlled by our Advisor, including ZAIS, and any person providing sub-advisory services to our Advisor are not liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Investment Advisory Agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Investment Advisory Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Advisor, its officers, stockholders, members, managers, partners, directors and personnel, any person controlling or controlled by our Advisor, including ZAIS, and any person providing sub-advisory services to our Advisor with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Advisor not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Investment Advisory Agreement. Our Advisor has agreed to indemnify us and our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Investment Advisory Agreement. Our Advisor is not liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (for example, a transaction was effected in violation of our guidelines) or in the trade process (for example, a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Advisor carries “errors and omissions” insurance.

     Pursuant to the terms of our Investment Advisory Agreement, our Advisor and its affiliates provide us with our management team, including our chief executive officer, chief financial officer, chief investment officer and chief accounting officer, along with appropriate support personnel. Each of our officers and directors is also an employee of our Advisor or its affiliates. We do not have any employees. Our Advisor and its affiliates are not obligated to dedicate any of their respective employees exclusively to us, nor are our Advisor, its affiliates or any of their employees obligated to dedicate any specific portion of its or their time to our business. Our Advisor is at all times subject to the supervision and oversight of our Board.

     The Investment Advisory Agreement may be amended or modified by agreement between us and our Advisor. The initial term of our Investment Advisory Agreement with our Advisor only extends until February 8, 2016, which is the third anniversary of our listing, with automatic one-year renewal terms on each anniversary date thereafter unless previously terminated as described below. Our Board will review our Advisor’s performance and the management fees annually and, following the three-year initial term, the Investment Advisory Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of at least two-thirds of the outstanding shares of our common stock (other than those shares held by certain parties related to us, including our members, principals, employees and affiliates), based upon (i) unsatisfactory performance that is materially detrimental to us or (ii) our determination that the management fees payable to our Advisor are not fair, subject to our Advisor’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days’ prior notice of any such termination. Unless terminated for cause, our Advisor will be paid a termination fee equal to three times the average annual advisory fee earned by our Advisor during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal year before the date of termination.

     We may also terminate the Investment Advisory Agreement at any time, including during the three-year initial term, without the payment of any termination fee, with 30 days’ prior written notice from our Board for cause, which is defined as:

  our Advisor’s continued material breach of any provision of the Investment Advisory Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Advisor, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

  our Advisor’s fraud, misappropriation of funds, or embezzlement against us;

  our Advisor’s gross negligence of its duties under the Investment Advisory Agreement;

  the occurrence of certain events with respect to the bankruptcy or insolvency of our Advisor, including an order for relief in an involuntary bankruptcy case or our Advisor authorizing or filing a voluntary bankruptcy petition;

  our Advisor being convicted (including a plea of nolo contendere) of a felony; or

  the dissolution of our Advisor.

     Our Advisor may generally only assign the Investment Advisory Agreement or any of its duties thereunder with the written approval of a majority of our directors. Our Advisor, however, may assign the Investment Advisory Agreement or any of its duties thereunder to any majority-owned and controlled affiliates of ZAIS without the approval of our directors if such assignment does not require our approval under the Investment Advisers Act of 1940. It is expected that, in the event of such an assignment, ZAIS employees will support the affiliate in providing services to us.

     Our Advisor may terminate the Investment Advisory Agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Advisor may also decline to renew the Investment Advisory Agreement following the three-year initial term by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Advisor may terminate the Investment Advisory Agreement upon 60 days written notice. If the Investment Advisory Agreement is terminated by our Advisor upon our breach, we would be required to pay our Advisor the termination fee described above.

Advisory Fees, Expense Reimbursements and Termination Fee

     We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Advisor and its affiliates to conduct our day-to-day operations. Expense reimbursements to our Advisor are made in cash on a quarterly basis following the end of each quarter.

Advisory Fee

     Our Operating Partnership will pay to our Advisor an advisory fee equal to 1.5%, calculated and payable (in cash) quarterly in arrears, per annum of our Stockholders’ Equity (as defined below). The advisory fee totaled $1.9 million for the nine-month period ended September 30, 2013. However, prior to the completion of the IPO, the fee was calculated based on our Net Asset Value as defined in the Investment Advisory Agreement (not our Stockholders’ Equity).

     “Stockholders’ Equity” means our net asset value of our Operating Partnership at completion of the IPO, plus the sum of the net proceeds from all issuances of our capital stock and our Operating Partnership’s equity securities (exclusive of Operating Partnership equity securities held by us or our controlled subsidiaries) following the completion of the IPO (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay to repurchase common stock following the closing of the IPO, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount is adjusted to exclude one-time events pursuant to changes in U.S. generally accepted accounting principles (or U.S. GAAP) and certain other non-cash items after discussions between our Advisor and our independent directors and approved by a majority of our independent directors. For purposes of calculating Stockholders’ Equity, outstanding OP units (other than OP units held by us) are treated as outstanding shares of our capital stock. The definition of Stockholders’ Equity for purposes of determining the advisory fee that we will pay our Advisor is different than the determination of stockholders’ equity under U.S. GAAP. Our Advisor uses the proceeds from its advisory fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

     Our Advisor’s advisory fee shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. Our Operating Partnership is obligated to pay the advisory fee in cash within five business days after delivery to us of the written statement of our Advisor setting forth the computation of the advisory fee for such quarter.

Reimbursement of Expenses

     Because our Advisor’s personnel perform certain services, which may include accounting, due diligence tasks and other services, that outside professionals or outside consultants otherwise would perform, our Advisor is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

     We also pay all operating expenses, except those specifically required to be borne by our Advisor under the Investment Advisory Agreement. The expenses required to be paid by us include:

  expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our assets;

  costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Advisor or, if provided by our Advisor’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

  the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

  costs associated with the establishment and maintenance of any of our repurchase agreements or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

  expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with any applicable reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, and the costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

  costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

  expenses incurred by managers, officers, personnel and agents of our Advisor for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Advisor in connection with the purchase, financing, refinancing, sale or other disposition of an asset or establishment and maintenance of any of our repurchase agreements or other financings or any of our securities offerings or exchange offerings;

  costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses, including any research services utilized by our Advisor on our behalf;

  compensation and expenses of our custodian and transfer agent, if any;

  the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

  all taxes and license fees;

  all insurance costs incurred in connection with the operation of our business;

  costs and expenses incurred in contracting with third parties, including affiliates of our Advisor, for the servicing and special servicing of our assets;

  all other costs and expenses relating to our business operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets, including appraisal, reporting, audit and legal fees;

  expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for us or our assets separate from the office or offices of our Advisor;

  expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

  any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director or officer of our Company or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

  expenses incurred in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our Advisor in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

  all other expenses actually incurred by our Advisor (except as described below) which are reasonably necessary for the performance by our Advisor of its duties and functions under the Investment Advisory Agreement.

     In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Advisor and its affiliates required for our operations. To date, our Advisor has not sought reimbursement for the services and expenses described in the preceding sentence or for the Advisor’s personnel who have provided services to us. Our Advisor may seek such reimbursement in the future, as a result of which our expense ratio may increase. These expenses will be allocated between our Advisor and us based on the ratio of our proportion of gross assets compared to all remaining gross assets managed or held by our Advisor as calculated at each quarter end. We and our Advisor will modify this allocation methodology, subject to the approval of our independent directors if the allocation becomes inequitable based on, among other things, significant leverage differences between us and our Advisor’s other clients.

Termination Fee

     A termination fee will be payable in the event that the Investment Advisory Agreement is terminated without cause upon the affirmative vote of at least two-thirds of our independent directors or the holders of at least two-thirds of our outstanding common stock (other than those shares held by certain parties related to us, including our members, principals, employees and affiliates), based upon unsatisfactory performance by our Advisor that is materially detrimental to us or a determination that the compensation payable to our Advisor under the Investment Advisory Agreement is not fair, unless our Advisor agrees to compensation that at least two-thirds of our independent directors determine is fair. The termination fee will be equal to three times the average annual advisory fee earned by our Advisor during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal year prior to the date of termination.

Grants of Equity Compensation to Our Officers and Directors and Officers and Employees of Our Advisor and Its Affiliates

     We have adopted a 2012 equity incentive plan whereby the compensation committee of our Board is authorized to approve grants of equity-based awards to our officers and directors and officers and employees of our Advisor and its affiliates. Our equity incentive plan provides for grants of equity awards up to, in the aggregate, the equivalent of 5% of the shares of common stock issued and outstanding from time to time. For further information, see "Executive Compensation—2012 Equity Incentive Plan and Other Matters" contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference herein.

Shared Facilities and Services Agreement

     Pursuant to the terms of the Investment Advisory Agreement, our Advisor and its affiliates provide us with our executive officers. Our Advisor is at all times subject to the supervision and oversight of our Board and has only such functions and authority as we delegate to it. Our Advisor has entered into a shared facilities and services agreement with ZAIS, pursuant to which ZAIS provides our Advisor with the personnel needed for our Advisor to provide us with our executive officers and access to, among other things, ZAIS’s information technology, office space, personnel and other resources necessary to enable our Advisor to perform its obligations under the Investment Advisory Agreement. Our Advisor also benefits from ZAIS’s finance and administration functions, which address compliance, investor relations and operational matters, including portfolio management, trade allocation and execution, securities valuation, risk management and information technologies in connection with the performance of our Advisor’s duties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The section “Certain Relationships and Related Transactions and Director Independence” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 is incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

     The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law (or MGCL) and to our charter and bylaws. For a more complete understanding of our capital stock, we encourage you to read carefully this entire prospectus, as well as our charter and our bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

     Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.0001 par value per share, and up to 50,000,000 shares of preferred stock, $0.0001 par value per share. Our charter authorizes our Board to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. Under Maryland law, our stockholders are not generally liable for our debts or obligations.

Shares of Common Stock

     All of the shares of our common stock offered by this prospectus are duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on the ownership and transfer of our stock, holders of outstanding shares of our common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our Board and declared by us, and the holders of outstanding shares of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

     The shares of common stock offered by this prospectus were issued by us and do not represent any interest in or obligation of ZAIS or any of its affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guaranty association coverage or any similar protection.

     Holders of shares of our common stock have no preference, conversion, exchange, redemption or sinking fund rights, have no preemptive rights to subscribe for any securities of our company and have no appraisal rights unless our Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions relating to the ownership and transfer of our stock, and to the rights of any outstanding shares of our preferred stock, shares of our common stock will have equal dividend, liquidation and other rights.

     Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than amendments to the provisions of our charter related to the vote required to remove a director and the restrictions relating to the ownership and transfer of our stock and the vote required to amend these provisions, which must be declared advisable by our Board and approved by at least two-thirds of all of the votes entitled to be cast on the amendment) must be approved by a majority of all of the votes entitled to be cast on the matter.

Preferred Stock

     Our charter authorizes our Board to classify any unissued shares of our preferred stock and to reclassify any previously classified but unissued shares of preferred stock into other classes or series of stock. Before the issuance of shares of each class or series, our Board is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series.

Power to Reclassify Our Unissued Shares of Stock

     Our charter authorizes our Board to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights or dividends or upon liquidation over our common stock, and authorizes us to issue the newly-classified shares.

     Prior to issuance of shares of each class or series, our Board is required by Maryland law and by our charter to set, subject to the express terms of any class or series of our stock outstanding at the time, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our Board may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Therefore, our Board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

     We believe that the power of our Board to approve amendments to our charter to increase or decrease the number of authorized shares of stock, to authorize and to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize the issuance of such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

     In order for us to qualify as a REIT under the Internal Revenue Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which we made an election to be taxed as a REIT) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which we make an election to be taxed as a REIT). See “Risk Factors—Tax Risks—The Company’s failure to qualify as a REIT would subject it to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to the Company’s stockholders” contained in our Annual Report on Form 10-K for the year ended December 31, 2012. To qualify as a REIT, our company must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Taxation of Our Company—Requirements for Qualification as a REIT.”

     To assist us in complying with such limitations on the concentration of ownership, among other purposes, our charter provides that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock (or the common share ownership limit), or 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock (or the aggregate share ownership limit). We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a “purported transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of shares of our stock.

     The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.

     Our Board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our company being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in us failing to qualify as a REIT. As a condition of its waiver, our Board may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to the Board with respect to its qualification as a REIT.

     In connection with granting a waiver of the ownership limit or creating an excepted holder limit or at any other time, our Board may from time to time increase or decrease the ownership limit for all other persons and entities unless, after giving effect to such increase, five or fewer individuals could beneficially own in the aggregate, more than 49.9% in value of the shares then outstanding or our company would be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or we would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of any other class or series, as applicable, in excess of such percentage ownership of our common stock or stock of all classes and series will be in violation of the ownership limit.

     Our charter further prohibits:

  any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our stock that would result in our company being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause our company to fail to qualify as a REIT; and

  any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the foregoing restrictions relating to transferability and ownership must immediately give written notice to our company or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice and provide our company with such other information as our company may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

     If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our Board or in our company being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause our company to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by our company and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or excepted holder limit or our company being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void and the purported transferee will acquire no rights in such shares.

     Shares of stock transferred to the trustee of the charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported transferee for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we, or our designee, accepts such offer. We may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the trustee. We have the right to accept such offer until the trustee of the charitable trust has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee of the charitable trust must distribute the net proceeds of the sale to the purported transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.

     If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions relating to the ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the purported transferee an amount equal to the lesser of (1) the price paid by the purported transferee for the shares (or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, the market price of the shares on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon. In addition, if, prior to discovery by our company that shares of stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

     The trustee of the charitable trust will be designated by our company and will be unaffiliated with our company and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by our company with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

     Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

  to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

  to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

     However, if our company has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

     In addition, if our Board determines in good faith that a proposed transfer or other event has taken place that would violate the restrictions relating to the ownership and transfer of our stock or that a person intends or has attempted to acquire beneficial or constructive ownership of stock in violation of such restrictions (whether or not such violation is intended), our Board will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including causing our company to redeem the shares of stock, refusing to give effect to the transfer on its books or instituting proceedings to enjoin the transfer.

     Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give our company written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide our company with such additional information as our company may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide our company with such information as our company may request in good faith in order to determine its qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

     These restrictions relating to ownership and transfer will not apply if our Board determines that it is no longer in our best interests to continue to qualify as a REIT.

     These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

     American Stock Transfer & Trust Company, LLC acts as our transfer agent and registrar for our shares of common stock and OP units.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OUR CHARTER AND BYLAWS

     The following description of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL and to our charter and bylaws. For a more complete understanding of our capital stock, we encourage you to read carefully this entire prospectus, as well as our charter and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our Board of Directors

     Our charter and bylaws provide that the number of directors we have may be established by our Board but may not be less than the minimum number required by the MGCL (which is one) and no more than 15. Pursuant to our charter and bylaws, we have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our Board. Accordingly, except as may be provided by the Board in setting the terms of any class or series of preferred stock, any vacancy on the Board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

     Each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of all the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors.

Removal of Directors

     Our charter provides that, subject to any rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed with or without cause but only by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our Board to fill vacancies on our Board, precludes stockholders from (i) removing incumbent directors except upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Business Combinations

     Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

     These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board will by resolution exempt business combinations (i) between us and ZAIS or its affiliates and (ii) between us and any other person, provided that such business combination is first approved by our Board (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute.

     If our Board opted back in to the business combination statute or failed to first approve a business combination, the business combination statute may discourage others from trying to acquire control of our Company and increase the difficulty of consummating any offer.

Control Share Acquisitions

     The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

     The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

     Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

  a classified board;

  a two-thirds vote requirement for removing a director;

  a requirement that the number of directors be fixed only by vote of the directors;

  a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  a majority requirement for the calling of a stockholder requested special meeting of stockholders.

     Pursuant to our charter and bylaws, we have elected to be subject to the provision of Subtitle 8 that requires that vacancies on our Board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the Board, with or without cause, (ii) vest in the Board the exclusive power to fix the number of directorships and (iii) require, unless called by our chairman of the Board, our chief executive officer, our president or the Board, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such a meeting to call a special meeting of stockholders. We currently do not have a classified board.

Meetings of Stockholders

     Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our Board. The chairman of our Board, our chief executive officer, our president or our Board may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of the stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Amendment to Our Charter and Bylaws

     Except for amendments to the provisions of our charter relating to the vote required to remove a director and the restrictions relating to the ownership and transfer of our shares of stock and amendments to the vote required to amend such provisions (each of which requires the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter) and amendments requiring the approval only of our Board, our charter generally may be amended only if declared advisable by our Board and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

     Our Board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

     The dissolution of our company must be declared advisable by a majority of our entire Board and approved by the affirmative vote of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

     Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board or (iii) by a stockholder who is a stockholder of record both at the time of giving advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

     With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board may be made only (i) by or at the direction of our Board or (ii) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of such nominee and who has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

     Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

     We have entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law. For more information, see “Certain Relationships and Related Transactions and Director Independence—Conflicts of Interest and Related Party Transactions—Indemnification and Limitation of Directors’ and Officers’ Liability” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference herein.

     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

     Our charter provides that our Board may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

THE OPERATING PARTNERSHIP AGREEMENT

     The following is a summary of material provisions in the partnership agreement of our Operating Partnership, including amendments thereto, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

     We conduct substantially all of our business through ZAIS Financial Partners, L.P., a Delaware limited partnership that was formed on May 24, 2011, which we refer to as our Operating Partnership. We are the general partner of our Operating Partnership and we own 7,881,908 OP units, which are comprised of 88,978 general partnership OP units and 7,792,930 OP units. ZAIS Financial, LLC, one of our wholly-owned subsidiaries, owns 88,978 OP units, ZAIS Parties own 33,658 OP units and an institutional investor owns the remaining 893,256 OP units.

     Although all of our assets are currently held through the Operating Partnership, we may in the future elect for various reasons to hold certain of our assets directly rather than through our Operating Partnership.

     Our Operating Partnership is structured to make distributions with respect to OP units that will be equivalent to the distributions made to our common stockholders. Finally, our Operating Partnership is structured to permit limited partners in the Operating Partnership, through the exercise of their redemption rights, to exchange their OP units for shares of our common stock on a one-for-one basis (in a taxable transaction) and achieve liquidity for their investment.

Management

     We are the sole general partner of the Operating Partnership and are liable for its obligations. As the sole general partner, we have full, exclusive and complete responsibility and discretion in the management and control of our Operating Partnership, including the ability to cause our Operating Partnership to enter into certain major transactions, including a merger of our Operating Partnership or a sale of substantially all of its assets. The OP units will have no voting rights. Our Operating Partnership is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our Operating Partnership to take or decline to take any actions. As the sole general partner of the Operating Partnership, our consent is required for any amendment to the partnership agreement of our Operating Partnership. Additionally, without the consent of the limited partners, we may amend the partnership agreement of our Operating Partnership in any respect, implement mergers involving our Operating Partnership or sales of all or substantially all of its assets. Through the exercise of these powers, we would be authorized, without the consent of limited partners, to implement a transaction such as a merger involving our Operating Partnership that could result in the conversion of outstanding OP units into cash, shares of our common stock or other securities. The partnership agreement of our Operating Partnership only requires that, in such circumstances, limited partners receive cash, shares of our common stock or other securities having a fair market or net asset value, as the case may be, equal to the net asset value of the OP units being converted as of the month end period immediately prior to such conversion. The limited partners have no power to remove the general partner without the general partner’s consent.

Capital Contributions

     If our Operating Partnership requires additional funds at any time in excess of capital contributions made by us, we may borrow funds from a financial institution or other lender and lend such funds to our Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our Operating Partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our Operating Partnership and our stockholders.

Operations

     The partnership agreement of our Operating Partnership provides that our Operating Partnership is to be operated in a manner that will (1) enable us to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes, (2) avoid any U.S. federal income or excise tax liability and (3) ensure that our Operating Partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Internal Revenue Code.

     The partnership agreement of our Operating Partnership provides that our Operating Partnership will distribute cash flow from operations to the partners of our Operating Partnership in accordance with its relative percentage interests on at least a quarterly basis in amounts determined by us as the general partner such that a holder of one OP unit will receive the same amount of annual cash flow distributions from our Operating Partnership as the amount of annual distributions paid to the holder of one share of our common stock.

     Similarly, the partnership agreement of our Operating Partnership provides that taxable income and loss is allocated to the partners of our Operating Partnership in accordance with their relative percentage interests, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations.

     Upon the liquidation of our Operating Partnership, after payment of debts and obligations, any remaining assets of our Operating Partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

Reimbursement of Expenses

     We will not receive any compensation for our services as general partner of our Operating Partnership. In addition to the administrative and operating costs and expenses incurred by our Operating Partnership in acquiring and holding our assets, our Operating Partnership will pay all of our administrative costs and expenses and such expenses will be treated as expenses of our Operating Partnership. Such expenses will include:

  all expenses relating to our formation and continuity of existence;

  all expenses relating to any offerings and registrations of securities;

  all expenses associated with our preparation and filing of any periodic reports under federal, state or local laws or regulations;

  all expenses associated with our compliance with applicable laws, rules and regulations; and

  all other operating or administrative costs of ours incurred in the ordinary course of its business.

     See also “Our Advisor and the Investment Advisory Agreement—Advisory Fees, Expense Reimbursements and Termination Fee.”

Redemption of OP Units

     Subject to certain limitations and exceptions, holders of OP units, other than us or our subsidiaries, have the right to cause our Operating Partnership to redeem their OP units for cash in an amount equal to the fair market value of an equivalent number of shares of our common stock. The fair market value of the common stock for this purpose will be equal to the average of the closing trading price of a share of our common stock on a U.S. national securities exchange for the ten trading days before the day on which the redemption notice is given to our Operating Partnership. In addition, the partnership agreement of our Operating Partnership also provides that we have the right to exchange OP units offered for redemption, on a one-for-one basis, for shares of common stock. We anticipate that, rather than pay cash, we will normally elect to issue common stock in exchange for OP units offered for redemption. Redemption rights of OP unit holders may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (i) result in any person owning shares in excess of our ownership limits, (ii) result in shares being owned by fewer than 100 persons or (iii) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code.

Mandatory Redemption Rights

     We (and our Operating Partnership) do not have a mandatory redemption policy. However, as the sole general partner of our Operating Partnership, we may, without the consent of the limited partners, amend the partnership agreement of our Operating Partnership in any respect, implement mergers involving our Operating Partnership or sales of all or substantially all of its assets. Through the exercise of these powers, we would be authorized, without the consent of limited partners, to implement a transaction such as a merger involving our Operating Partnership, that could result in the mandatory conversion of outstanding OP units into cash, shares of our common stock or other securities. The partnership agreement of our Operating Partnership only requires that, in such circumstances, limited partners receive cash, shares of our common stock or other securities having a fair market or net asset value, as the case may be, equal to the net asset value of the OP units being converted as of the month end period immediately prior to such conversion. See “—General.”

Distributions

     To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we and our Operating Partnership’s current policy is to pay quarterly distributions which, on an annual basis, will equal all or substantially all of our net taxable income. Any distributions we and our Operating Partnership make will be at the discretion of our Board and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our Board deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

Allocations of Net Income and Net Loss

     Net income and net loss of our Operating Partnership are determined and allocated with respect to each fiscal year of our Operating Partnership as of the end of the year. Except as otherwise provided in the partnership agreement of our Operating Partnership, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement of our Operating Partnership, net income and net loss are allocated to the holders of OP units holding the same class or series of OP units in accordance with their respective percentage interests in the class or series at the end of each fiscal year. The partnership agreement of our Operating Partnership contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise required by the partnership agreement of our Operating Partnership or the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our Operating Partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement of our Operating Partnership. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our Operating Partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. Our Operating Partnership will allocate tax items to the holders of OP units taking into consideration the requirements of Section 704(c). See “U.S. Federal Income Tax Considerations.”

Transferability of Interests

     We will not be able to (1) voluntarily withdraw as the general partner of our Operating Partnership, or (2) transfer our general partner interest in our Operating Partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. Any limited partners will not be able to transfer their OP units, in whole or in part, without our written consent as the general partner of the partnership except where the limited partner becomes incapacitated.

Fiduciary Responsibilities

     Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner of our Operating Partnership has fiduciary duties under Delaware law to manage our Operating Partnership in a manner beneficial to our Operating Partnership and its OP unitholders. Our duties, as the general partner of our Operating Partnership, to our Operating Partnership and its OP unitholders, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no fiduciary obligation to give priority to the OP unitholders of our Operating Partnership or to our stockholders in deciding whether to cause our Operating Partnership to take or decline to take any actions.

Indemnification and Limitation of Liability

     The partnership agreement expressly limits our liability by providing that neither we, as the general partner of our Operating Partnership, nor any of our directors or officers, will be liable or accountable in damages to our Operating Partnership, the OP unitholders or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such director or officer, acted in good faith. In addition, our Operating Partnership is required to indemnify us, and our officers, directors, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of our Operating Partnership, except (1) for willful misconduct or a knowing violation of the law, (2) for any transaction for which the indemnified party received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Our Operating Partnership also must pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification.

Term

     Our Operating Partnership will continue perpetually, unless earlier terminated in the following circumstances:

  a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of our Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

  an election to dissolve our Operating Partnership made by the general partner in its sole and absolute discretion;

  entry of a decree of judicial dissolution of our Operating Partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

  the sale or other disposition of all or substantially all of the assets of our Operating Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of our Operating Partnership;

  the redemption (or acquisition by the general partner) of all OP units other than OP units held by the general partner; or

  the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Tax Matters

     Our partnership agreement provides that we, as the sole general partner of our Operating Partnership, are the tax matters partner of the Operating Partnership and, as such, we have authority to handle tax audits and to make tax elections under the Code on behalf of our Operating Partnership.

STOCK ELIGIBLE FOR FUTURE SALE

     As of December 11, 2013, we have 11,918,947 shares of common stock outstanding on a fully diluted basis. Of such shares of common stock, 5,650,000 shares were sold by us in our IPO and unless held by persons designated under the Securities Act as our “affiliates,” may be freely resold by them without restrictions under the Securities Act. In addition, 3,247,800 shares were sold by us as part of our formation transactions or in subsequent private placements and remain outstanding, including 926,914 shares that may be issued by us upon exchange of OP units issued by our Operating Partnership in private placements. In addition, on November 25, 2013, our Operating Partnership issued and sold in a private offering $57.5 million of its 8.0% Exchangeable Senior Notes due 2016 (or the Notes). Payments on the notes are unconditionally guaranteed on an unsecured and unsubordinated basis by us. The Notes may be exchanged for shares of common stock or, to the extent necessary to satisfy NYSE listing requirements, cash, at the applicable exchange rate at any time prior to the close of business on the scheduled trading day prior to the maturity date. The initial exchange rate for each $1,000 aggregate principal amount of the Notes is 52.5417 shares of common stock, subject to adjustment and other limitations under certain circumstances, equivalent to an exchange price of approximately $19.03 per share. As of December 11, 2013, the Notes are exchangeable for up to 3,021,147 shares of common stock, subject to an aggregate share cap of 1,779,560 in order to satisfy NYSE listing requirements. Further, our 2012 equity incentive plan provides for grants of restricted common stock and other equity based awards up to, in the aggregate, the equivalent of 5% of the issued and outstanding shares of our common stock from time to time (on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into shares of common stock)) at the time of the award. As of December 11, 2013, no shares of common stock were issued as awards under this plan.

Rule 144

     The shares of common stock that were sold by us as part of our formation transactions and in subsequent private placements, including 926,914 shares that may be issued by us upon exchange of such outstanding OP units, as well as the shares of common stock that maybe issued upon exchange of the Notes and the shares of common stock that may be awarded under our 2012 equity incentive plan are or will be, when issued, “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

     In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an “affiliate” of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those securities, subject only to the availability of current public information about us. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly, through one or more intermediaries, controls, or is under common control with the issuer. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those securities without regard to the provisions of Rule 144.

     A person (or persons whose securities are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of securities that does not exceed the greater of one percent of the then outstanding shares of securities of such class or the average weekly trading volume of securities of such class during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Registration Rights

     The holders of shares of common stock that were sold by us as part of our formation transactions and in subsequent private placements, including 926,914 shares that may be issued by us upon exchange of such outstanding OP units, are beneficiaries of registration rights agreements. Pursuant to these agreements, we have agreed for the benefit of such holders that we will, at our expense (i) use our reasonable efforts to file with the SEC a resale shelf registration statement (providing for the resale of the shares of common stock issued in or in exchange for shares of common stock or OP units), no later than November 10, 2013, subject to extension if we are bound by a lock-up agreement which restricts the filing of the registration statement in which event we will be required to use our reasonable efforts to file the registration statement within 30 days after the expiration of the lock-up period, (ii) use our commercially reasonable efforts to cause the resale shelf registration statement to be declared effective by the SEC under the Securities Act as promptly as practicable after the filing, (iii) use our commercially reasonable efforts to maintain a listing for such shares of common stock registered on such resale shelf registration statement for trading on a national securities exchange and (iv) use our commercially reasonable efforts to maintain the resale shelf registration statement’s effectiveness under the Securities Act until the first to occur of (A) such time as all of such shares of common stock covered by the resale shelf registration statement have been sold pursuant to the resale shelf registration statement or pursuant to Rule 144 under the Securities Act and (B) the second anniversary after the completion of our listing.

     We filed the registration statement of which this prospectus is a part pursuant to our obligations under these registration rights agreements. This registration statement will allow the selling stockholders named herein to resell the “restricted” securities held by them or that may be issued to them upon the exchange of OP units, subject to the transfer restrictions relating to the shares described herein under “Description of Capital Stock—Restrictions on Ownership and Transfer.”

     On November 25, 2013, in connection with the issuance and sale of the Notes, we and our Operating Partnership entered into a registration rights agreement with the initial purchaser of the Notes. Pursuant to this agreement, we have agreed that we will (i) file a shelf registration statement not later than March 25, 2014 covering resales of the shares of common stock, if any, issuable upon exchange of the Notes; (ii) use our commercially reasonable efforts to cause the registration statement to be declared effective by May 24, 2014; and (iii) use our commercially reasonable efforts to keep the registration statement effective to and including the earlier of (A) the sale of shares registered under the shelf registration statement, and (B) one year after the last date that the Notes have been exchanged for shares of common stock. If we do not meet these deadlines, subject to certain exceptions, additional interest will accrue on the Notes to be paid semi-annually in arrears at a rate per year equal to 0.25% of the principal amount of Notes to and including the 90th day following such registration default and 0.50% of the principal amount thereafter.

     Once the shelf registration statement is declared effective, holders of “restricted” shares of our common stock issuable upon exchange of the Notes and included in such shelf registration statement will be able resell such shares, subject to the transfer restrictions relating to the shares described herein under “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Future Sales of Shares of Common Stock

     No prediction can be made as to the effect, if any, that future sales of such any shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors—Risks Related to Owning The Company’s Common Stock” contained in our Annual Report on Form 10-K for the year ended December 31, 2012.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “us” or “our company” means only ZAIS Financial Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities, including our Operating Partnership will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

  U.S. expatriates;

  persons who mark-to-market our common stock;

  subchapter S corporations;

  U.S. stockholders who are U.S. persons (as defined below) whose functional currency is not the U.S. dollar;

  financial institutions;

  insurance companies;

  broker-dealers;

  RICs;

  trusts and estates;

  holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

  persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

  persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

  persons holding our common stock through a partnership or similar pass-through entity;

  persons holding a 10% or more (by vote or value) beneficial interest in our company;

  tax exempt organizations, except to the extent discussed below in “—Taxation of Tax Exempt U.S. Stockholder;” and

  non-U.S. persons (as defined below), except to the extent discussed below in “— Taxation of Non-U.S. Stockholder.”

     This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

     For the purposes of this summary, a U.S. person is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

  a citizen or resident of the U.S.;

  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

     For the purposes of this summary, a U.S. stockholder is a beneficial owner of our common stock who is a U.S. person. A tax exempt organization is a U.S. person who is exempt from U.S. federal income tax under Section 401(a) or 501(a) of the Internal Revenue Code.

     For the purposes of this summary, a non-U.S. person is a beneficial owner of our common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes, and a non-U.S. stockholder is a holder of our common stock who is a non-U.S. person.

     THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of Our Company

     We have elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 2011. We believe that we have been organized and operated, and we intend to continue to operate, in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code.

     The law firm of Clifford Chance US LLP has acted as our counsel in connection with this prospectus. We will receive an opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2011, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation, as represented by our management and our Advisor in their certificate of representations supporting the opinion, will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by the Advisor and our management regarding our organization, assets, past, present and future conduct of our business operations, diversity of ownership of our capital stock, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While our Advisor believes that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

     Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which has not been reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which entities have not been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

     As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

     Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

     U.S. stockholders (as defined above) who are individuals are generally taxed on corporate dividends at a maximum rate of 20% (the same as long term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.

     With limited exceptions, however, dividends received by individual U.S. stockholders from our company or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%.

     Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Taxable U.S. Stockholders.”

     Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

  We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.

  We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect profitability.

  If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and it nonetheless maintains its REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

  If we fail to distribute during each calendar year at least the sum of (1) 85% our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which income tax is paid at the corporate level.

  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT.”

  A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any ZAIS I TRS, ZFC Trust TRS, and any other TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

  If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the C corporation. The results described in this paragraph assume that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

  We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent it makes a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that it paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock.

  We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

  We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in REMICs to the extent our stock is held in record name by specified tax exempt organizations not subject to tax on UBTI.

     In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

     The Internal Revenue Code defines a REIT as a corporation, trust or association:

     (1) that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

     (3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

     (4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

     (5) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

     (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

     (7) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

     (8) that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;

     (9) that uses the calendar year for U.S. federal income tax purposes; and

     (10) that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. We believe that we have outstanding common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (5) and (6). In addition, our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. We believe that we have satisfied condition (6) and will continue to satisfy condition (6). However, prior to our IPO, certain individuals owned in excess of 9.8% of our common stock under the attribution rules applicable for purposes of condition (6). Until the closing of the IPO, we monitored all purchases and transfers of our common stock to ensure that we met condition (6). However, the attribution rules that apply for purposes of determining the ownership of shares for purposes of condition (6) are complex and in some cases dependent on facts that are not always easy to determine. Accordingly, no assurance can be given that we have at all times satisfied condition (6). If the IRS were to challenge our satisfaction of condition (6) during a prior taxable year, we could fail to qualify as a REIT in such taxable year and could be ineligible to elect to qualify as a REIT during the four taxable years following the year of such failure. See “—Failure to Qualify.” For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

     To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (that is, the persons required to include in gross income the dividends paid by our company). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by our company to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

     With respect to condition (8), we believe that we will not have any non-REIT earnings and profits. With respect to condition (9), we have adopted December 31 as our taxable year end and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

     In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, such as our Operating Partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

     As discussed in greater detail in “—Tax Aspects of Investments in Partnerships” below, an investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership of ours as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of our assets and items of gross income would change, possibly causing us to fail the requirements to qualify as a REIT. See “—Tax Aspects of Investments in Partnerships—Entity Classification” and “—Failure to Qualify” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. In certain circumstances, these rules could adversely affect us. See “—Tax Aspects of Investments in Partnerships—Tax Allocations With Respect to Partnership Assets” below.

Disregarded Subsidiaries

     If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

     In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of our company), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

     A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

     We have elected, together with ZAIS I TRS, for ZAIS I TRS to be treated as a TRS, we have elected, together with ZFC Trust TRS, for ZFC Trust TRS to be treated as a TRS, and we may make TRS elections with respect to certain other domestic entities and non-U.S. entities we may form in the future. The Internal Revenue Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax that applies to a non-U.S. corporation that restricts its activities in the United States to trading in stock and securities (or any activity closely related thereto) for its own account whether such trading (or such other activity) is conducted by such a non-U.S. corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. stockholders of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. We may invest in certain non-U.S. corporations with which we will jointly make a TRS election which will be organized as Cayman Islands companies and will either rely on such exemption or otherwise operate in a manner so that such non-U.S. corporations will not be subject to U.S. federal income tax on their net income. Therefore, despite such contemplated entities’ status as TRSs, such entities should generally not be subject to U.S. federal corporate income tax on their earnings. However, we will likely be required to include in our income, on a current basis, the earnings of any such TRSs. This could affect our ability to comply with the REIT income tests and distribution requirement. See “—Gross Income Tests” and “—Annual Distribution Requirements.”

     A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying fee or hedging income or inventory sales). If dividends are paid to us by one or more domestic TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”

     Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that the excess of such payments over the TRS’s interest income exceeds, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). Since this limitation generally only applies to interest expense to the extent it exceeds a TRS’s interest income, the limitation may not have a significant impact on TRSs that primarily hold debt investments. In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we will not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Taxable Mortgage Pools

     An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Internal Revenue Code if:

  substantially all of its assets consist of debt obligations or interests in debt obligations;

  more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

  the entity has issued debt obligations that have two or more maturities; and

  the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

     Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. We may enter into transactions that could result in us, our Operating Partnership or a portion of our assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, we may securitize mortgage loans or RMBS that we acquire and certain securitizations may result in us owning interests in a taxable mortgage pool. We would be precluded from holding equity interests in such a securitization through our Operating Partnership unless we own all of the outstanding interests in our Operating Partnership during the period that we hold such securitization. Accordingly, we would likely enter into such a transaction through a qualified REIT subsidiary of a subsidiary REIT of our Operating Partnership, and will be precluded from selling to outside investors equity interests in such a securitization or from selling any debt securities issued in connection with such a securitization that might be considered to be equity interests for U.S. federal income tax purposes.

     A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by our Operating Partnership, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “—Excess Inclusion Income.”

     If such a subsidiary REIT of our Operating Partnership owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations of such a subsidiary REIT and could adversely affect such REIT’s compliance with those requirements, which, in turn, could affect our compliance with the REIT requirements. We do not expect that we, or any subsidiary REIT owned by our Operating Partnership, would form any subsidiary that would become a taxable mortgage pool, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Subsidiary REITs

     Our Operating Partnership may establish one or more subsidiary REITs to hold certain assets and conduct certain activities. Any such subsidiary REIT will be treated as a separate entity for U.S. federal income tax purposes, and we will not be treated as owning the assets of such subsidiary REIT or recognizing the income recognized by such subsidiary REIT. Any such subsidiary REIT will generally be subject to U.S. federal income tax in the same manner as us and will be subject to the same gross income tests, asset tests and other REIT qualification requirements and considerations as are applicable to us.

     The stock of any such subsidiary REIT will be a qualifying asset to us for the purpose of the 75% asset test so long as such subsidiary REIT continues to qualify as a REIT for U.S. federal income tax purposes. See “—Asset Tests.” Any dividends received by our Operating Partnership from such subsidiary REIT will be qualifying income to us for purposes of both the 75% and 95% gross income tests. See “—Gross Income Tests—Dividend Income.” We may capitalize a subsidiary REIT with debt in addition to equity. Such debt will generally not be a qualifying asset for purposes of the 75% asset test. See “—Asset Tests.” Interest paid to us on such debt will generally be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. See “—Gross Income Tests—Interest Income.”

Gross Income Tests

     In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of RMBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. We intend to monitor the amount of our non-qualifying income and manage our portfolio of assets to comply with the gross income tests, but we cannot assure you that we will be successful in the effort.

     For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

     Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our home from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

     In the event that we invest in a mortgage that is secured by both real property and other property, we would be required to apportion our annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when we commit to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. The IRS recently issued Revenue Procedure 2011-16, which interprets the “principal amount” of the loan to be the face amount of the loan, despite the Internal Revenue Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal. Any mortgage loan that we invest in that is not fully secured by real property may therefore be subject to the interest apportionment rules and the position taken in IRS Revenue Procedure 2011-16 as described above.

     We have and intend to continue to invest in RMBS that are either pass-through certificates or CMOs. We expect that such RMBS are treated either as interests in a grantor trust or as regular interests in a REMIC for U.S. federal income tax purposes and that substantially all of the interest income, OID and market discount from our RMBS will be qualifying income for the 95% gross income test. In the case of RMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, OID and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of RMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of its interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. In connection with the recently expanded HARP program, the IRS recently issued guidance providing that, among other things, if a REIT holds a regular or residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% REIT gross income test. For this purpose, a REMIC is an “eligible REMIC” if (i) the REMIC has received a guarantee from Fannie Mae or Freddie Mac that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If we were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow us to treat 80% of the gross income derived from the interest as qualifying income for the purpose of the 75% REIT gross income test. However, the remaining portion of such income would not generally be qualifying income for the purpose of the 75% REIT gross income test, which could adversely affect our ability to qualify as a REIT. We expect that substantially all of our income from RMBS will be qualifying income for purposes of the REIT gross income tests.

     We believe that the interest, OID, and market discount income that we receive from our RMBS generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent that we own non-REMIC CMO obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

     We may purchase Agency RMBS through TBAs and we may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Consequently, our ability to enter into dollar roll transactions and other dispositions of TBA could be limited. No assurance can be given that the IRS will treat such income as qualifying income. We do not expect such income to adversely affect our ability to meet the 75% gross income test. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.

     We may acquire excess MSRs, which means the portion of an MSR that exceeds the arm’s length fee for services performed by the mortgage servicer. In a recent private letter ruling, the IRS ruled that interest received by a REIT from excess MSRs meeting certain requirements will be considered interest on obligations secured by mortgages on real property for purposes of the 75% REIT gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the analysis adopted by the IRS in that private letter ruling and based on advice of counsel, we intend to treat such income from any excess MSRs we acquire that meet the requirements provided in the private letter ruling as qualifying income for purposes of the 75% and 95% gross income tests. Notwithstanding the IRS’s determination in the private letter ruling described above, it is possible that the IRS could successfully assert that such income does not qualify for purposes of the 75% and/or 95% gross income tests, which, if such income together with other income we earn that does not qualify for the 75% or 95% gross income test, as applicable, exceeded 25% or 5% of our gross income, could cause us to be subject to a penalty tax and could impact our ability to qualify as a REIT. See “—Failure to Satisfy the Gross Income Tests” and “—Failure to Qualify.” To the extent we acquire MSRs other than excess MSRs, we expect that we would hold such MSRs in a TRS in order to avoid recognizing non-qualifying income for purposes of the REIT gross income tests.

Phantom Income

     Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain of our assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, which we refer to as “phantom income,” and we may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

     We have and may continue to acquire debt instruments, including RMBS, in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. We expect to accrue market discount on a constant yield to maturity of the debt instrument, based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal on the debt instrument is received, unless we elect to include accrued market discount in incomes as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument would ultimately be collected in full. If we collect less on the debt instrument than our purchase price plus any market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in subsequent years. In certain cases, we may be able to cease accruing interest income with respect to a debt instrument, to the extent there is reasonable doubt as to our ability to collect such interest income. However, if we recognize insufficient interest income, and the IRS were to successfully assert that we did not accrue the appropriate amount of income with respect to such a debt instrument in a given taxable year, we may be required to increase our taxable income with respect to such year, which could cause us to be required to pay a deficiency dividend or a tax on undistributed income, or fail to qualify as a REIT.

     Some of the RMBS that we purchase will likely have been issued with OID. We will be required to accrue OID based on a constant yield method and income will accrue on the RMBS based on the assumption that all future payments on such RMBS will be made. If such RMBS turn out not to be fully collectible, an offsetting loss will only become available in a later year when uncollectability is provable. Moreover, such loss will likely be treated as a capital loss in the hands of our Operating Partnership, and the utility of that deduction would therefore depend on our having capital gain in that later year or thereafter. We may also be required under the terms of the indebtedness that we incur to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

     In addition, we may acquire excess MSRs. Based on IRS guidance concerning the classification of excess MSRs, we intend to treat any excess MSRs that we may acquire that meet certain requirements as ownership interests in the interest payments made on the underlying pool of mortgage loans. Under this treatment, each excess MSR is treated as a bond that was issued with OID on the date we acquired such excess MSR. In general, we will be required to accrue OID based on the constant yield to maturity of each excess MSR, and to treat such OID as taxable income in accordance with the applicable U.S. federal income tax rules. The constant yield of an excess MSR will be determined, and we will be taxed based on, a prepayment assumption regarding future payments due on the mortgage loans underlying the excess MSR. If the mortgage loans underlying an excess MSR prepay at a rate different than that under the prepayment assumption, our recognition of OID will be either increased or decreased depending on the circumstances. Thus, in a particular taxable year, we may be required to accrue an amount of income in respect of an excess MSR that exceeds the amount of cash collected in respect of that excess MSR. Furthermore, it is possible that, over the life of the investment in an excess MSR, the total amount we pay for, and accrue with respect to, the excess MSR may exceed the total amount we collect on such excess MSR. No assurance can be given that we will be entitled to an ordinary loss or deduction for such, meaning that we may not be able to use any such loss or deduction to offset OID recognized with respect to our excess MSRs or other ordinary income recognized by us. As a result of this mismatch in character between the income and losses generated by our excess MSRs, our REIT taxable income may be higher than it otherwise would have been in the absence of that mismatch.

     Due to each of these potential differences between income recognition or expense deduction and related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Dividend Income

     We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT is qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

     Income inclusions from certain equity investments in a foreign TRS or other non-U.S. corporation in which we may hold an equity interest are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes. However, in a recent private letter ruling, the IRS exercised its authority under Internal Revenue Code section 856(c)(5)(J)(ii) to treat such income as qualifying income for purposes of the 95% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the position adopted by the IRS in those private letter rulings and based on advice of counsel concerning the classification of such income inclusions for purposes of the REIT income tests, we intend to treat such income inclusions that meet certain requirements as qualifying income for purposes of the 95% gross income test. Notwithstanding the IRS’s determination in the private letter ruling described above, it is possible that the IRS could successfully assert that such income does not qualify for purposes of the 95% gross income test, which, if such income together with other income we earn that does not qualify for the 95% gross income test exceeded 5% of our gross income, could cause us to be subject to a penalty tax and could impact our ability to qualify as a REIT. See “—Failure to Satisfy the Gross Income Tests” and “—Failure to Qualify.” In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in any foreign TRSs or other non-U.S. corporations in which we hold an equity interest to ensure that the income recognized by us from our foreign TRSs or such other corporations does not exceed 5% of our gross income.

Hedging Transactions

     We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT, but there can be no assurance that we will be successful in this regard.

Rents from Real Property

     We currently do not intend to acquire real property other than through a TRS. However, to the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

     In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by our company. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

     Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Failure to Satisfy the Gross Income Tests

     We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, it will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

     We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. Government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of RMBS and mortgage loans. Regular or residual interests in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. As further discussed above under “—Gross Income Tests—Interest Income,” the IRS has recently issued guidance providing that, among other things, if a REIT holds a regular or residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then the REIT may treat 80% of the value of the interest in the REMIC as a real estate asset for the purpose of the REIT asset tests. The remaining 20% of the value of the REIT’s interest in the REMIC would not qualify as a real estate asset for purposes of the REIT asset tests and could adversely affect our ability to qualify as a REIT. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our gross assets.

     The 5% and 10% asset tests do not apply to stock and securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

     For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

     After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which the identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, it is permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which the identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

     We expect that the RMBS that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations or other fixed-income securities that are not secured by mortgages on real property, those securities will generally not be qualifying assets for purposes of the 75% asset test.

     A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Existing IRS guidance provides that certain rules described above that are applicable to the gross income tests may apply to determine what portion of a mortgage loan will be treated as a real estate asset if the mortgage loan is secured both by real property and other assets. Although the issue is not free from doubt, we may be required to treat a portion of a mortgage loan that is acquired (or modified in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes) at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as nonqualifying for the 75% REIT asset test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan.

     We may acquire excess MSRs. In a recent private letter ruling, the IRS ruled that excess MSRs meeting certain requirements would be treated as an interest in mortgages on real property and thus a real estate asset for purposes of the 75% REIT asset test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the analysis adopted by the IRS in that private letter ruling and based on advice of counsel, we intend to treat any excess MSRs that we acquire that meet the requirements provided in the private letter ruling as qualifying assets for purposes of the 75% REIT gross asset test. Notwithstanding the IRS’s determination in the private letter ruling described above, it is possible that the IRS could successfully assert that any excess MSRs that we acquire do not qualify for purposes of the 75% REIT gross asset test, which could cause us to be subject to a penalty tax and could impact our ability to qualify as a REIT. See “—Failure to Qualify.” To the extent we acquire MSRs other than excess MSRs, we expect that we would hold such MSRs in a TRS in order to avoid recognizing non-qualifying income for purposes of the REIT gross income tests.

     We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets. We may not obtain independent appraisals to support our conclusions concerning the values of our assets, and the values of some of our assets may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making estimates as to the value of our assets, there can be no assurance that the IRS will not disagree with the determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to acquire equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

     In addition, we enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we are treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such repurchase agreement and the repurchase agreement are treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

     We may purchase Agency RMBS through TBAs. The law is unclear regarding whether TBAs are qualifying assets for purposes of the 75% asset test. Accordingly, our ability to purchase Agency RMBS through TBAs or to dispose of TBAs through these transactions or otherwise, could be limited. We do not expect TBAs to adversely affect our ability to meet the REIT asset tests. No assurance can be given that the IRS would treat TBAs as qualifying assets. In the event that such assets are determined to be non-qualifying, we could be subject to a penalty tax or we could fail to qualify as a REIT if the value of our TBAs, together with our non-qualifying assets for the REIT 75% asset test, exceeded 25% of our total assets at the end of any calendar quarter.

Annual Distribution Requirements

     In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

     (a) the sum of:

  90% of our “REIT taxable income” (computed without regard to its deduction for dividends paid and its net capital gains); and

  90% of the net income (after tax), if any, from foreclosure property (as described below); minus

     (b) the sum of specified items of non-cash income that exceeds a percentage of our income.

     These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

     In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

     To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

     If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

     In addition, if we were to recognize “built-in gain” (as defined below) on the disposition of any assets acquired from a C corporation in a transaction in which our basis in the assets was determined by reference to the C corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization or contribution), we would be required to distribute at least 90% of the built-in gain net of the tax we would pay on such gain. See “—Tax on Built-In Gains” below.

     It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes prior to receipt of such income in cash. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes, reverse mortgages or market discount bonds such that we will be required to include in our income a portion of income each year that such instrument is held before we receive any corresponding cash. Similarly, income from excess MSRs that we acquire may be treated as debt instruments issued with OID, and as a result we may accrue interest income without receiving corresponding cash payments with respect to such excess MSRs. See “—Gross Income Tests—Phantom Income” above. In the event that such timing differences occur, to meet our distribution requirements it might be necessary to arrange for short-term, or possibly long-term, borrowings, use cash reserves, liquidate non-cash assets at rates or times that we regard as unfavorable or pay dividends in the form of taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources, including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the value of our common stock.

     We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

     If we acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if we subsequently dispose of any such assets during the 10-year period following the acquisition of the assets from the C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to us over the basis of such assets on such date, which we refer to as built-in gains. Similarly, to the extent that any C corporation holds an interest in an entity treated as a partnership for U.S. federal income tax purposes (either directly or through one or more other entities treated as partnerships for U.S. federal income tax purposes) and we acquire appreciated assets from such partnership in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the partnership, the underlying C corporation’s proportionate share of such assets will be treated as contributed by a C corporation and therefore will be subject to the tax on built-in gains. However, the built-in gains tax will not apply if the C corporation elects to be subject to an immediate tax when the asset is acquired by us.

     As part of our formation, certain of the Matrix VI Funds and certain other persons who are treated as C corporations for U.S. federal income tax purposes contributed assets to us in exchange for stock. The Matrix VI Funds that are treated as C corporations for U.S. federal income tax purposes have elected to recognize any gain or loss on such contribution of assets to us pursuant to our formation. We believe that any other person who contributed assets to us in exchange for stock in connection with our formation and who is treated as a C corporation for U.S. federal income tax purposes (including any person treated as a partnership for U.S. federal income tax purposes with one or more direct or indirect C corporation partners) contributed assets with a de minimis amount of built-in gains. As a result, although it is possible that a portion of the assets contributed to us in connection with our formation may be subject to the built-in gains tax, we expect that the built-in gains resulting from such assets should generally be de minimis.

Recordkeeping Requirements

     We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess Inclusion Income

     If we, our Operating Partnership or a subsidiary REIT owned by our Operating Partnership, acquire a residual interest in a REMIC, we may realize excess inclusion income. In addition, if we, our Operating Partnership or a subsidiary REIT owned by our Operating Partnership is deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools.” We may securitize mortgage loans or RMBS that we acquire and certain securitizations may result in us owning interests in a taxable mortgage pool. We would be precluded from holding equity interests in such a securitization through our Operating Partnership. Accordingly, we would likely form such securitizations as qualified REIT subsidiaries of a subsidiary REIT of our Operating Partnership, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes. We are taxed at the highest corporate income tax rate on a portion of the income, referred to as “excess inclusion income,” arising from a taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” Disqualified organizations may own our stock. Because this tax would be imposed on our company, all of our investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of our company or a portion of our assets as a taxable mortgage pool. A RIC or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

     In addition, if we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, the stockholder’s allocable share of our excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a significant portion of our income may be considered excess inclusion income. Finally, if a subsidiary REIT of our Operating Partnership through which we hold taxable mortgage pool securitizations were to fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate tax return.

Prohibited Transactions

     Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

     Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we receive any such income, we intend to elect to treat the related property as foreclosure property.

Tax Aspects of Investments in Partnerships

General

     We will hold investments through entities that are classified as partnership for U.S. federal income tax purposes, including our interest in our Operating Partnership and potentially equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on its capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on its proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

     The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.

     Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not receive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Although the OP units will not be traded on an established securities market, there is a significant risk that the right of a holder of OP units to redeem the units for our common stock could cause the OP units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. Although our Operating Partnership may, depending on the number of parties in our Operating Partnership and the percentage of interests in our Operating Partnership transferred during a taxable year, qualify for one of these safe harbors, we cannot provide any assurance that our Operating Partnership will, in each of its taxable years, qualify for one of these safe harbors. If our Operating Partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consisted of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that our Operating Partnership has sufficient qualifying income so that it would be taxed as a partnership even if it were a publicly traded partnership. The income requirements applicable to us to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our Operating Partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

     If our Operating Partnership were taxable as a corporation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Requirements for Qualification as a REIT,” “—Asset Tests” and “—Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “—Failure to Qualify,” below, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations With Respect to Partnership Assets

     The partnership agreement of our Operating Partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder, the time subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partnership with respect to such item. Our Operating Partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under such section.

     Under Section 704(b), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value (or the book value) of the contributed property and the adjusted tax basis of such property at the time of the contribution (or a book-tax difference). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

     The partnership agreement requires that allocations with respect to any property contributed to our Operating Partnership in exchange for OP units in a tax-deferred transaction be made in a manner consistent with Section 704(c) of the Internal Revenue Code. As a result, any gain recognized on the sale of any such properties would generally be allocated to the partner who contributed the property to our Operating Partnership to the extent of the book-tax difference at the time of such contribution. As a result, in the event that any such properties are sold, the partner who contributed such assets to our Operating Partnership or, in certain cases, a successor to such partner, which may include us, could be allocated gain in excess of its corresponding book gain (or taxable loss that is less than such person’s corresponding economic or book loss), with a corresponding benefit to the partners who did not contribute such assets to our Operating Partnership.

     Prior to the IPO, we were treated as contributing assets to our Operating Partnership in exchange for OP units for U.S. federal income tax purposes, and therefore we are subject to the allocation provisions described above to the extent of any book-tax difference in our assets at the time of such contribution. These provisions will also apply to revaluations of our assets in connection with our Operating Partnership's issuance of additional OP Units. The application of Section 704(c) of the Internal Revenue Code to a partnership such as our Operating Partnership that holds numerous loan securities can be complex and may require the adoption of certain conventions or methods that could be subject to challenge by the IRS. If any taxable income or loss of our Operating Partnership were subject to reallocation, such a reallocation could adversely impact our ability to qualify as a REIT or require us to pay a deficiency dividend in order to maintain our qualification as a REIT. These allocation provisions could result in us having taxable income that is in excess of our economic or book income as well as our cash distributions from our Operating Partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in a greater portion of our distributions being treated as taxable dividend income.

Failure to Qualify

     In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of U.S. stockholders (as defined above) who are individuals at a maximum rate of 20%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

     This section summarizes the taxation of U.S. stockholders that are not tax exempt organizations. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

     Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations. As discussed above, if we realize excess inclusion income and allocate it to a taxable U.S. stockholder, this income cannot be offset by net operating losses of such stockholder.

     In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held our stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders who are individuals and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

     Distributions from us in excess of our current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares of our common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of our common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

     With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

     (i) the qualified dividend income received by us during such taxable year from non REIT C corporations (including ZAIS I TRS, ZFC Trust TRS and any other TRS in which we may own an interest);

     (ii) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

     (iii) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry over basis transaction from a non REIT C corporation over the U.S. federal income tax paid by us with respect to such built in gain.

     Generally, dividends that we receive will be treated as qualified dividend income for purposes of (i) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), ZAIS I TRS, ZFC Trust TRS, and any other TRS we may form, or a “qualified foreign corporation” and specified holding period requirements and other requirements are met.

     To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of Our Company” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock

     In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 20% if such shares were held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if such shares were held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

     Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

     Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, qualified dividend income or capital gains from the disposition of stock as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare tax on unearned income

     Recently enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Foreign Accounts

     Under recently enacted legislation, dividends made after June 30, 2014, and gross proceeds from the sale or other disposition of our common stock paid after December 31, 2016, to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of our common stock.

Taxation of Tax Exempt U.S. Stockholders

     U.S. tax exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that regular distributions from a REIT to a tax exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (that is, where the acquisition or holding of the property is financed through a borrowing by the tax exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income,” (see “—Excess Inclusion Income”) distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income” and, accordingly, it is possible that a portion of our dividends received by a tax-exempt stockholder may be treated as UBTI.

     Tax exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

     In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if it is a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions relating to the ownership and transfer of our stock should generally prevent a U.S. tax exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

     Tax exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

     The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation. Non-U.S. Stockholders should consult their tax advisors concerning the U.S. federal estate tax consequences of ownership of our common stock.

     For most non-U.S. persons, an investment in a REIT that invests principally in mortgage loans and RMBS is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most non-U.S. persons to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Internal Revenue Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

Ordinary Dividends

     The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that could result in a portion of our dividends being considered excess inclusion income, and accordingly, a portion of our dividend income may not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

     In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation. In addition, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

Non-Dividend Distributions

     Unless (1) our common stock constitutes a U.S. real property interest (or USRPI) or (2) either (A) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current or accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (or FIRPTA) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (such as, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends

     Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (or USRPI capital gains), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of such dividend. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. We believe that our common stock is regularly traded on an established securities market in the United States.

     A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock

     Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that 50% or more of our assets will consist of interests in real property located in the U.S.

     Even if our shares of common stock otherwise would be a USRPI under the foregoing test, our shares of common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of the REIT’s shares of common stock or the period of the REIT’s existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders. We may be a domestically controlled REIT, in which case the sale of our common stock would not be subject to taxation under FIRPTA. However, because our stock is be widely held, we cannot assure investors that we will be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock owned is of a class that is “regularly traded,” as defined by the applicable Treasury Regulation, on an established securities market, and (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period. We believe that our common stock is regularly traded on an established securities market in the United States.

     If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain.

Backup Withholding and Information Reporting

     We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

     We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

     Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts

     Federal legislation may, pursuant to recently finalized Treasury Regulations and related guidance, impose withholding taxes on U.S. source payments made after June 30, 2014 to “foreign financial institutions” and certain other non-U.S. entities and on disposition proceeds of U.S. securities realized after December 31, 2016. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined in above) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity is not a financial institution and either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding this legislation.

Tax Shelter Regulations

     In certain circumstances, a holder of common stock who disposes of an interest in a transaction resulting in the recognition by such stockholder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (or a reportable transaction) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (or the Tax Shelter Regulations). Holders should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of common stock.

State, Local and Foreign Taxes

     We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our Company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Legislative or Other Actions Affecting REITs

     The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

ERISA CONSIDERATIONS

     A fiduciary of a pension, profit sharing, retirement or other employee benefit plan (or plan), subject to the Employee Retirement Income Security Act of 1974, as amended (or ERISA), should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Internal Revenue Code). A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that is engaged in such a non-exempt prohibited transaction may be subject to penalties under ERISA and the Code. Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor (or the DOL).

     The DOL has issued final regulations (or the DOL Regulations) as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the plan’s assets would include, for example, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

     The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the IPO as a result of events beyond the issuer’s control. We believe that our common stock was “widely held” upon completion of the IPO.

     The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as was the case with the IPO, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

     Assuming that the common stock continues to be “widely held” and “freely transferable,” we believe that shares of our common stock will continue to be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

     Certain individuals, including us, ZAIS, our Advisor, and any of their respective affiliates may be parties in interest and disqualified persons with respect to plans subject to ERISA or the Code. Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if common stock is acquired or held by a plan with respect to which we, ZAIS, our Advisor or any of their respective affiliates, is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, in certain cases, depending in part on the type of plan fiduciary making the decision to acquire the common stock and the circumstances under which such decision is made. Accordingly, each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

PLAN OF DISTRIBUTION

     This prospectus relates to the possible offer and sale from time to time of any shares of common stock by the selling stockholders. We have registered the shares for resale to provide the selling stockholders with freely tradable shares of our common stock. However, registration of the shares of common stock does not necessarily mean that the selling stockholders will offer or sell any of the shares. We will not receive any proceeds from the offering or sale of shares by the selling stockholders.

     The selling stockholders may from time to time, in one or more transactions, sell all or a portion of the shares registered hereby on the NYSE, in the over-the-counter market, on any other national securities exchange on which the common stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares registered hereby from time to time will be determined by the selling stockholders and, at the time of determination, may be higher or lower than the market price of the common stock on the NYSE. In connection with an underwritten offering, if any, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of shares registered hereby for whom they may act as agents, and underwriters may sell shares registered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of shares registered hereby may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The shares registered hereby may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares registered hereby may be sold include:

     (1) by the selling stockholders in privately negotiated transactions;

     (2) in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (3) through underwriters, broker-dealers or agents who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling stockholders or such successors in interest and/or from the purchasers of the common stock for whom they may act as agent;

     (4) by the writing of options on the common stock;

     (5) by the pledge of the common stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the common stock or interests therein;

     (6) through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

     (7) through a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (8) through a cross trade, in which the same broker or dealer acts as an agent on both sides of the transaction;

     (9) on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

     (10) in the over-the-counter market;

     (11) through an in-kind distribution of the shares by the selling stockholders to their partners, members or shareholders; or

     (12) in a combination of any of the methods listed above or any other method permitted pursuant to applicable law.

     The selling stockholder and any underwriters, dealers or agents participating in the distribution of the shares registered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When the selling stockholders elect to make a particular offer of shares registered hereby, a prospectus supplement, if required, may be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

     In order to comply with state securities laws, if applicable, the shares registered hereby may be sold only through registered or licensed brokers or dealers. In addition, in specific states, the shares registered hereby may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of our common stock being registered hereby, including, without limitation, SEC, stock exchange or FINRA registration and filing fees, word processing and printing expenses, fees and disbursements of our counsel and our accountants, fees and expenses of our transfer agent, any escrow agent or custodian, reasonable fees and disbursements of one firm of selling stockholders’ counsel, the reasonable fees and disbursements for such counsel or for any underwriters’ counsel in connection with blue sky qualification and filings with FINRA, the fees and disbursements of the underwriters customarily required to be paid by the issuers or sellers of securities, and the fees and expenses of any special experts retained by us in connection with the preparation of the registration statement of which this prospectus forms a part. The selling stockholders will pay underwriting discounts, commissions, and transfer taxes, if any, attributable to the sale of the shares registered hereby, and the fees and disbursements of any other counsel to the selling stockholders, except in connection with blue sky qualifications and filings with FINRA.

LEGAL MATTERS

     Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the web site maintained by the SEC at http://www.sec.gov. We maintain a web site at www.zaisfinancial.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York 10005.

     We have filed with the SEC a registration statement on Form S-11, of which this prospectus is a part, under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION BY REFERENCE

     We have elected to “incorporate by reference” certain information into this prospectus. By incorporating “by reference” we disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 001-35808)	Year ended December 31, 2012
Quarterly Report on Form 10-Q (File No. 001-35808)	Quarter ended March 31, 2013
Quarterly Report on Form 10-Q (File No. 001-35808)	Quarter ended June 30, 2013
Quarterly Report on Form 10-Q (File No. 001-35808)	Quarter ended September 30, 2013

Document	Filed
Current Report on Form 8-K (File No. 001-35808)	March 21, 2013
Current Report on Form 8-K (File No. 001-35808)	May 15, 2013
Current Report on Form 8-K (File No. 001-35808)	June 4, 2013
Current Report on Form 8-K (File No. 001-35808)	July 29, 2013
Current Report on Form 8-K (File No. 001-35808)	August 29, 2013
Current Report on Form 8-K (File No. 001-35808)	November 22, 2013
Current Report on Form 8-K (File No. 001-35808) (except for the information furnished pursuant to Item 8.01)	November 25, 2013

Document	Filed
Description of our common stock in Registration Statement on
Form 8-A (File No. 001-35808)	February 6, 2013

     All of the documents that are incorporated by reference are available at the web site maintained by the SEC at http://www.sec.gov. In addition, if you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Steven Haber, the Company’s Secretary, at ZAIS Financial Corp., Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, telephone number (732) 978-9716.

FINANCIAL STATEMENTS

     The section “Financial Statements and Supplementary Data” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and the section “Financial Statements” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 are incorporated herein by reference.

Until                               , 2013 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

3,247,800 Shares

ZAIS FINANCIAL CORP.

Common Stock
____________________

Prospectus
____________________

                            , 2013

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other expenses of issuance and distribution.

     The following table shows the fees and expenses to be paid by us in connection with the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$7,328.91
Legal fees and expenses (including Blue Sky fees)	$175,000
Accounting fees and expenses	$92,000
Printing and engraving expenses	$9,000
Transfer agent fees and expenses	$—
Miscellaneous	$—
Total	$283,328.91

Item 32. Sales to Special Parties.

     None.

Item 33. Recent sales of unregistered securities.

     On July 29, 2011, we completed a private placement whereby existing holders of shares and limited partnership interests in two funds from the Matrix VI Funds with a net asset value of $60.5 million (calculated as of July 29, 2011) exchanged their shares and limited partnership interests for an aggregate of 3,022,617 shares of our common stock, which equaled a value per share of common stock as of July 29, 2011 of $20.00. We received $60.5 million in the private placement, including $8.65 million from the ZAIS Parties and deployed the cash together with additional borrowings to build a diversified portfolio of RMBS assets. The ZAIS Parties who participated in the formation transactions received 432,328 shares of our common stock in connection therewith. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof or Regulation D promulgated thereunder, or pursuant to Regulation S under the Securities Act.

     On October 11, 2012, we completed the closing of a private offering in which we sold 195,458 shares of our common stock and 22,492 OP units in reliance on exemptions from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof or Regulation D promulgated thereunder, or pursuant to Regulation S under the Securities Act, at an offering price of $22.23 per share of common stock or OP unit, as applicable. Net proceeds from the closing of this offering, after deducting offering expenses, were $4.4 million, which we used to repurchase shares of our common stock.

     On December 13, 2012, we completed the closing of a private offering in which we sold 36,581 shares of our common stock and 904,422 OP units in reliance on exemptions from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof or Regulation D promulgated thereunder, or pursuant to Regulation S under the Securities Act, at an offering price of $22.39 per share of common stock or OP unit, as applicable. Net proceeds from the closing of this offering, after deducting offering expenses, were $20.8 million, which we used to fund the repurchase of 265,245 shares of our common stock in January 2013 and to purchase our target assets, focusing primarily on Agency RMBS and non-Agency RMBS.

     We did not pay any underwriting fees, discounts or commissions in connection with these private placements. As of September 30, 2013, we have invested substantially all of the net proceeds from the private placements.

     On January 18, 2012, we sold 133 shares of our Series A Cumulative Non-Voting Preferred Stock, par value $0.0001 per share (or the Series A Preferred Shares), for $1,000 per share to a select group of investors who are "accredited investors" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof. The Series A Preferred Shares were sold through H & L Equities, LLC or such other registered broker-dealers as selected by REIT Funding, LLC. In exchange for providing such services, we paid a fee of $15,000 to REIT Funding, LLC (and agreed to reimburse REIT Funding, LLC for certain expenses). From this fee, REIT Funding, LLC was responsible for paying the brokerage or placement fees of $6,650 and advisory fees. On February 15, 2013, we redeemed the 133 Series A Preferred Shares for an aggregate redemption price of $146,300, plus the accrued and unpaid dividends. As of December 11, 2013, we do not have any Series A Preferred Shares outstanding.

     On November 25, 2013, our Operating Partnership issued $57.5 million in aggregate principal amount of its 8.0% Exchangeable Senior Notes due 2016, which amount includes Notes issued pursuant to the exercise in full by Credit Suisse Securities (USA) LLC, the initial purchaser of the Notes, of its option to purchase additional Notes. Payments on the notes are unconditionally guaranteed on an unsecured and unsubordinated basis by us. The issuance and sale of the Notes were made pursuant to a purchase agreement, dated November 19, 2013, by and among us, our Operating Partnership, our Advisor, and the initial purchaser. Pursuant to the purchase agreement, our Operating Partnership agreed to sell at a purchase price of 97% to the initial purchaser $50 million in aggregate principal amount (plus up to an additional $7.5 million principal amount of the Notes at the option of the initial purchaser, which option was exercised on November 20, 2013) in a private offering exempt from registration in reliance on Section 4(a)(2) of the Securities Act. The purchase agreement contemplates the resale by the initial purchaser of the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The Notes may be exchanged for shares of our common stock or, to the extent necessary to satisfy NYSE listing requirements, cash, at the applicable exchange rate at any time prior to the close of business on the scheduled trading day prior to the maturity date. The initial exchange rate for each $1,000 aggregate principal amount of the Notes is 52.5417 shares of common stock, subject to adjustment under certain circumstances, equivalent to an exchange price of approximately $19.03 per share, representing an approximately 15% premium to the last reported sale price of the common stock on November 19, 2013, which was $16.55 per share. The exchange of the Notes for shares of common stock was conducted as a private placement exempt from registration in reliance of Section 4(a)(2) of the Securities Act.

Item 34. Indemnification of directors and officers.

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

     The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  the director or officer actually received an improper personal benefit in money, property or services; or

  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

     In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

     Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

     Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

     We have entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial statements and exhibits.

(a)	Financial Statements. See the financial statements incorporated by reference herein in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 28, 2013. In addition, in a future amendment to this registration statement on Form S-11 we intend to incorporate by reference the section “Financial Statements” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 when it becomes available.

(b)	Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit
number	Exhibit description
3.1**	Articles of Amendment and Restatement of ZAIS Financial Corp., incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

3.2**	Articles Supplementary of ZAIS Financial Corp., incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

3.3**	Bylaws of ZAIS Financial Corp., incorporated by reference to Exhibit 3.3 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

4.1**	Specimen Common Stock Certificate of ZAIS Financial Corp., incorporated by reference to Exhibit 4.1 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

4.2**	Indenture, dated November 25, 2013, by and among ZAIS Financial Partners, L.P., ZAIS Financial Corp. and U.S. Bank National Association, including the form of 8.0% Exchangeable Senior Notes due 2016 and the related guarantee, incorporated by reference to Exhibit 4.1 of the Registrant's Form 8-K, filed November 25, 2013.

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1**	Second Amended and Restated Investment Advisory Agreement, dated as of December 13, 2012, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Asset I, LLC, ZAIS Asset II, LLC, ZAIS Asset III, LLC, ZAIS Asset IV, LLC and ZAIS REIT Management, LLC, incorporated by reference to Exhibit 10.1 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.2**	Agreement of Limited Partnership, dated as of July 29, 2011, of ZAIS Financial Partners, L.P., as amended on August 3, 2011, October 11, 2012, and December 13, 2012, incorporated by reference to Exhibit 10.2 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

Exhibit
number	Exhibit description
10.3**	Amendment to Agreement of Limited Partnership, dated as of February 13, 2013, of ZAIS Financial Partners, L.P., incorporated by reference to Exhibit 10.3 of the Registrant’s Form 10-K, filed March 28, 2013.

10.4**	Registration Rights Agreement, dated August 3, 2011, among ZAIS Financial Corp., ZAIS Group, LLC and certain persons listed on Schedule I thereto, incorporated by reference to Exhibit 10.3 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.5**	First Amended and Restated Registration Rights Agreement, dated October 11, 2012, among ZAIS Financial Corp., ZAIS Group, LLC and certain persons listed on Schedule I thereto, incorporated by reference to Exhibit 10.4 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.6**	First Amended and Restated Registration Rights Agreement, dated December 13, 2012, among ZAIS Financial Corp., ZAIS REIT Management, LLC and certain persons listed on Schedule I thereto, incorporated by reference to Exhibit 10.5 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.7**	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Christian Zugel, incorporated by reference to Exhibit 10.6 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.8**	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Michael Szymanski, incorporated by reference to Exhibit 10.7 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.9**	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Denise Crowley, incorporated by reference to Exhibit 10.8 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.10**	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Paul McDade, incorporated by reference to Exhibit 10.9 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.11**	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Brian Hargrave, incorporated by reference to Exhibit 10.10 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.12**	Indemnification Agreement, dated December 13, 2012, between ZAIS Financial Corp. and Steven Haber, incorporated by reference to Exhibit 10.11 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.13**	Indemnification Agreement, dated February 7, 2013, between ZAIS Financial Corp. and Daniel Mudge, incorporated by reference to Exhibit 10.13 of the Registrant’s Form 10-K, filed March 28, 2013.

10.14**	Indemnification Agreement, dated February 7, 2013, between ZAIS Financial Corp. and Marran Ogilvie, incorporated by reference to Exhibit 10.14 of the Registrant’s Form 10-K, filed March 28, 2013.

10.15**	Indemnification Agreement, dated February 7, 2013, between ZAIS Financial Corp. and Eric Reimer, incorporated by reference to Exhibit 10.15 of the Registrant’s Form 10-K, filed March 28, 2013.

10.16**	Indemnification Agreement, dated February 7, 2013, between ZAIS Financial Corp. and James Zinn, incorporated by reference to Exhibit 10.16 of the Registrant’s Form 10-K, filed March 28, 2013.

Exhibit
number	Exhibit description
10.17**	Indemnification Agreement, dated March 20, 2013, between ZAIS Financial Corp. and Nisha Motani, incorporated by reference to Exhibit 10.17 of the Registrant’s Form 10-K, filed March 28, 2013.

10.18**	ZAIS Financial Corp. 2012 Equity Incentive Plan, incorporated by reference to Exhibit 10.13 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.19**	License Agreement, dated February 5, 2013, between ZAIS Financial Corp. and ZAIS Group, LLC, incorporated by reference to Exhibit 10.19 of the Registrant’s Form 10-K, filed March 28, 2013.

10.20**	Forms of Irrevocable Exchange and Subscription Agreement between various contributors and ZAIS Financial Corp. (relating to the initial formation transactions), incorporated by reference to Exhibit 10.15 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.21**	Master Repurchase Agreement, dated as of May 30, 2013, between Citibank, N.A. and ZFC Trust, incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed on June 4, 2013.

10.22**	Guaranty, dated as of May 30, 2013, by ZAIS Financial Corp. in favor of Citibank, N.A., incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K, filed on June 4, 2013.

10.23**	Master Mortgage Loan Sale Agreement (“MMLSA”), dated as of May 31, 2013, between Citigroup Global Markets Realty Corp. and ZFC Trust, incorporated by reference to Exhibit 10.5 of the Registrant’s Form 10-Q, filed on August 13, 2013.

10.24**	Trade Confirmation pursuant to the MMLSA, dated as of May 31, 2013, between Citigroup Global Markets Realty Corp. and ZFC Trust, incorporated by reference to Exhibit 10.6 of the Registrant’s Form 10-Q, filed on August 13, 2013.

10.25**	Trade Confirmation pursuant to the MMLSA, dated as of July 29, 2013, between Citigroup Global Markets Realty Corp. and ZFC Trust, incorporated by reference to Exhibit 10.3 of the Registrant's Form 10-Q, filed on November 12, 2013.

10.26**	Trade Confirmation pursuant to the MMLSA, dated as of August 29, 2013, between Citigroup Global Markets Realty Corp. and ZFC Trust, incorporated by reference to Exhibit 10.4 of the Registrant's Form 10-Q, filed on November 12, 2013.

10.27**	Registration Rights Agreement, dated November 25, 2013, among ZAIS Financial Partners, L.P., ZAIS Financial Corp. and Credit Suisse Securities (USA) LLC, incorporated by reference to Exhibit 10.1 of the Registrant's Form 8-K, filed on November 25, 2013.

10.28	Purchase Agreement, dated November 19, 2013, by and among ZAIS Financial Partners, L.P., ZAIS Financial Corp., ZAIS REIT Management, LLC and Credit Suisse Securities (USA) LLC.

21.1**	List of Subsidiaries of ZAIS Financial Corp., incorporated by reference to exhibit 21.1 of the Registrant's Form 10-K, filed March 28, 2013.

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3	Consent of PricewaterhouseCoopers LLP

24.1**	Power of Attorney (included on signature page)
____________________

**	Filed previously.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(A) and (1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on December 12, 2013.

ZAIS Financial Corp.

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Michael Szymanski
	Michael Szymanski	Chief Executive Officer, President	December 12, 2013
and Director

By:	/s/ Paul McDade
	Paul McDade	Chief Financial Officer and	December 12, 2013
Treasurer (Principal Financial
Officer)

By:	/s/ Nisha Motani
	Nisha Motani	Chief Accounting Officer	December 12, 2013
(Principal Accounting Officer)

By:	*
	Christian Zugel	Chairman of the Board of Directors	December 12, 2013

Signatures		Title	Date

By:	*
	Denise Crowley	Director	December 12, 2013

By:	*
	Daniel Mudge	Director	December 12, 2013

By:	*
	Marran Ogilvie	Director	December 12, 2013

By:	*
	Eric Reimer	Director	December 12, 2013

By:	*
	James Zinn	Director	December 12, 2013

*By:	/s/ Michael Szymanski
Michael Szymanski Attorney-in-fact

EXHIBIT INDEX

Exhibit
number	Exhibit description
3.1**	Articles of Amendment and Restatement of ZAIS Financial Corp., incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

3.2**	Articles Supplementary of ZAIS Financial Corp., incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

3.3**	Bylaws of ZAIS Financial Corp., incorporated by reference to Exhibit 3.3 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

4.1**	Specimen Common Stock Certificate of ZAIS Financial Corp., incorporated by reference to Exhibit 4.1 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

4.2**	Indenture, dated November 25, 2013, by and among ZAIS Financial Partners, L.P., ZAIS Financial Corp. and U.S. Bank National Association, including the form 8.0% Exchangeable Senior Notes due 2016 and the related guarantee, incorporated by reference to Exhibit 4.1 of the Registrant's Form 8-K, filed on November 25, 2013.

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1**	Second Amended and Restated Investment Advisory Agreement, dated as of December 13, 2012, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Asset I, LLC, ZAIS Asset II, LLC, ZAIS Asset III, LLC, ZAIS Asset IV, LLC and ZAIS REIT Management, LLC, incorporated by reference to Exhibit 10.1 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.2**	Agreement of Limited Partnership, dated as of July 29, 2011, of ZAIS Financial Partners, L.P., as amended on August 3, 2011, October 11, 2012, and December 13, 2012, incorporated by reference to Exhibit 10.2 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.3**	Amendment to Agreement of Limited Partnership, dated as of February 13, 2013, of ZAIS Financial Partners, L.P., incorporated by reference to Exhibit 10.3 of the Registrant’s Form 10-K, filed March 28, 2013.

10.4**	Registration Rights Agreement, dated August 3, 2011, among ZAIS Financial Corp., ZAIS Group, LLC and certain persons listed on Schedule I thereto, incorporated by reference to Exhibit 10.3 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.5**	First Amended and Restated Registration Rights Agreement, dated October 11, 2012, among ZAIS Financial Corp., ZAIS Group, LLC and certain persons listed on Schedule I thereto, incorporated by reference to Exhibit 10.4 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.6**	First Amended and Restated Registration Rights Agreement, dated December 13, 2012, among ZAIS Financial Corp., ZAIS REIT Management, LLC and certain persons listed on Schedule I thereto, incorporated by reference to Exhibit 10.5 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.7**	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Christian Zugel, incorporated by reference to Exhibit 10.6 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.8**	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Michael Szymanski, incorporated by reference to Exhibit 10.7 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.9**	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Denise Crowley, incorporated by reference to Exhibit 10.8 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

Exhibit
number	Exhibit description
10.10**	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Paul McDade, incorporated by reference to Exhibit 10.9 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.11**	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Brian Hargrave, incorporated by reference to Exhibit 10.10 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.12**	Indemnification Agreement, dated December 13, 2012, between ZAIS Financial Corp. and Steven Haber, incorporated by reference to Exhibit 10.11 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.13**	Indemnification Agreement, dated February 7, 2013, between ZAIS Financial Corp. and Daniel Mudge, incorporated by reference to Exhibit 10.13 of the Registrant’s Form 10-K, filed March 28, 2013.

10.14**	Indemnification Agreement, dated February 7, 2013, between ZAIS Financial Corp. and Marran Ogilvie, incorporated by reference to Exhibit 10.14 of the Registrant’s Form 10-K, filed March 28, 2013.

10.15**	Indemnification Agreement, dated February 7, 2013, between ZAIS Financial Corp. and Eric Reimer, incorporated by reference to Exhibit 10.15 of the Registrant’s Form 10-K, filed March 28, 2013.

10.16**	Indemnification Agreement, dated February 7, 2013, between ZAIS Financial Corp. and James Zinn, incorporated by reference to Exhibit 10.16 of the Registrant’s Form 10-K, filed March 28, 2013.

10.17**	Indemnification Agreement, dated March 20, 2013, between ZAIS Financial Corp. and Nisha Motani, incorporated by reference to Exhibit 10.17 of the Registrant’s Form 10-K, filed March 28, 2013.

10.18**	ZAIS Financial Corp. 2012 Equity Incentive Plan, incorporated by reference to Exhibit 10.13 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.19**	License Agreement, dated February 5, 2013, between ZAIS Financial Corp. and ZAIS Group, LLC, incorporated by reference to Exhibit 10.19 of the Registrant’s Form 10-K, filed March 28, 2013.

10.20**	Forms of Irrevocable Exchange and Subscription Agreement between various contributors and ZAIS Financial Corp. (relating to the initial formation transactions), incorporated by reference to Exhibit 10.15 of the Registrant’s Form S-11, as amended (Registration No. 333-185938).

10.21**	Master Repurchase Agreement, dated as of May 30, 2013, between Citibank, N.A. and ZFC Trust, incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed on June 4, 2013.

10.22**	Guaranty, dated as of May 30, 2013, by ZAIS Financial Corp. in favor of Citibank, N.A., incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K, filed on June 4, 2013.

10.23**	Master Mortgage Loan Sale Agreement (“MMLSA”), dated as of May 31, 2013, between Citigroup Global Markets Realty Corp. and ZFC Trust, incorporated by reference to Exhibit 10.5 of the Registrant’s Form 10-Q, filed on August 13, 2013.

10.24**	Trade Confirmation pursuant to the MMLSA, dated as of May 31, 2013, between Citigroup Global Markets Realty Corp. and ZFC Trust, incorporated by reference to Exhibit 10.6 of the Registrant’s Form 10-Q, filed on August 13, 2013.

10.25**	Trade Confirmation pursuant to the MMLSA, dated as of July 29, 2013, between Citigroup Global Markets Realty Corp. and ZFC Trust, incorporated by reference to Exhibit 10.3 of the Registrant's Form 10-Q, filed on November 12, 2013.

Exhibit
number	Exhibit description
10.26**	Trade Confirmation pursuant to the MMLSA, dated as of August 29, 2013, between Citigroup Global Markets Realty Corp. and ZFC Trust, incorporated by reference to Exhibit 10.4 of the Registrant's Form 10-Q, filed on November 12, 2013.

10.27**	Registration Rights Agreement, dated November 25, 2013, among ZAIS Financial Partners L.P., ZAIS Financial Corp. and Credit Suisse Securities (USA) LLC, incorporated by reference to Exhibit 10.1 of the Registrant's Form 8-K, filed on November 25, 2013.

10.28	Purchase Agreement, dated November 19, 2013, by and among ZAIS Financial Partners, L.P., ZAIS Financial Corp., ZAIS REIT Management, LLC and Credit Suisse Securities (USA) LLC.

21.1**	List of Subsidiaries of ZAIS Financial Corp., incorporated by reference to exhibit 21.1 of the Registrant's Form 10-K, filed March 28, 2013.

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3	Consent of PricewaterhouseCoopers LLP

24.1 **	Power of Attorney (included on signature page)

____________________

**	Filed previously.